Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

August 21, 2009

by and among

TIBCO SOFTWARE INC.,

TOUCHDOWN ACQUISITION CORPORATION,

DATASYNAPSE, INC.,

the Persons listed on Annex 1 hereto,

BAIN CAPITAL VENTURE FUND 2001, L.P.

as Stockholder Representative

and

U.S. BANK, NATIONAL ASSOCIATION

as Escrow Agent

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3.3	No Conflicts	28
3.4	No Brokers or Finders	28
3.5	Formation of Merger Sub	28
3.6	Merger Sub Stock Ownership	28

ARTICLE IV COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING		28

4.1	Access	28
4.2	Notification; Financial Statements	29
4.3	Conduct of Business	29
4.4	Permits and Approvals	32
4.5	No Solicitation	32
4.6	Tax Returns	32
4.7	Expenses	32
4.8	Consents	33
4.9	Section 280G	33
4.10	Debt	34
4.11	Stockholder Approval	34
4.12	Termination of 401(k) Plan	34
4.13	Intentionally Omitted	35
4.14	Termination of Company Warrants	35
4.15	Payment Certificate; Updated Schedule 2.2(a)) and 2.2(f)	35

ARTICLE V CONDITIONS OF CLOSING		35

5.1	General Conditions	35
5.2	Conditions to Obligations of Buyer	36
5.3	Conditions to Obligations of the Company	37

ARTICLE VI TERMINATION OF OBLIGATIONS		38

6.1	Termination of Agreement	38
6.2	Effect of Termination	38

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW		39

7.1	Survival of Representations and Warranties	39
7.2	Indemnification	39
7.3	Indemnification Procedure	40
7.4	Escrow Arrangements	42
7.5	Stockholder Representative	47

ARTICLE VIII GENERAL		48

8.1	Amendments; Waivers	48
8.2	Schedules; Exhibits; Integration	48
8.3	Best Efforts; Further Assurances	48
8.4	Governing Law	48
8.5	No Assignment	48
8.6	Headings	49
8.7	Counterparts	49
8.8	Publicity and Reports	49
8.9	Notices	49
8.10	Expenses and Attorneys Fees	51

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8.11	Stockholder Representative	51
8.12	Specific Performance	51
8.13	Customer Identification Program	51

ARTICLE IX DEFINITIONS		52

9.1	Definitions	52

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Annexes

Annex 1	List of Principal Stockholders Party to this Agreement
Annex 2	U.S. Bank Money Market Account Description and Terms

Exhibits

Exhibit A	Form of Key Employee Offer Letter
Exhibit B	Form of Key Employee Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D-1	Form of Opinion of Outside Counsel to the Company
Exhibit D-2	Form of Opinion of Company’s General Counsel
Exhibit E	Form of Certificate of Merger
Exhibit F	Escrow Agent Customer Identification Program Notice
Exhibit G	Restated Certificate
Exhibit H	Statement of Net Cash

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement (“Agreement”) is entered into as of August 21, 2009, by and among TIBCO Software Inc., a Delaware corporation (“Buyer”), Touchdown Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), DataSynapse, Inc., a Delaware corporation (“Company”), the Persons listed on Annex 1 (the “Principal Stockholders”) (solely for purposes of Article VII), Bain Capital Venture Fund 2001, L.P., a Delaware limited partnership, as stockholder representative (in such capacity, the “Stockholder Representative”) and U.S. Bank, National Association, as escrow agent hereunder (solely for purposes of Article VII) (the “Escrow Agent”).

RECITALS

A. The Persons listed on Schedule 2.2(a) are the owners of all of the issued and outstanding capital stock of the Company (each, a “Stockholder” and collectively, the “Stockholders”).

B. Each of the Board of Directors of Buyer and the Company Board have determined that it is in the respective best interests of Buyer and the Company for Buyer to acquire the Company through the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein, and in furtherance hereof have approved the Merger.

C. Concurrent with the execution and delivery of this Agreement, as a material inducement to Buyer and Merger Sub to enter into this Agreement, the Key Employees are entering into offer letters each in substantially the form attached hereto as Exhibit A (the “Key Employee Offer Letter”) and Employment Agreements, each in substantially the form attached hereto as Exhibit B (the “Key Employee Agreement”), with Buyer or the Surviving Corporation, effective as of the Effective Time, as determined by Buyer.

D. Prior to the date of this Agreement, the Company Board adopted and approved and the Stockholders approved the Amended and Restated Certificate of Incorporation attached hereto as Exhibit G (the “Restated Certificate”).

E. The aggregate liquidation preferences of the Preferred Stock as set forth in Section 3 of the Restated Certificate exceed the Merger Consideration.

F. The parties hereto contemplate that the transactions described herein include the payment by Buyer of the Business Enterprise Value of which (i) the Existing Debt Amount will be delivered to ORIX Venture Finance LLC by Buyer and (ii) the Merger Consideration will constitute the assets available for distribution to the Stockholders, all as more fully described herein.

G. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article IX.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub shall cease (the “Merger”), and the Company will be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Buyer. The separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger and the Company shall succeed to all of the rights and properties of Merger Sub and shall be subject to all of the debts and liabilities of Merger Sub all in accordance with the applicable provisions of the DGCL.

1.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Article VI, the closing of the Merger and other transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1301 Avenue of the Americas, New York, New York at 10:00 A.M., New York time as soon as practicable following the execution and delivery hereof and following satisfaction or waiver of the conditions set forth in Article V or (ii) at such other place and time or on such other date as Buyer and the Company may agree. As soon as practicable following the Closing and in no event later than the end of the next Business Day, the Surviving Corporation shall file the Certificate of Merger with the Office of the Secretary of State of the State of Delaware. The Merger shall thereupon become effective as of the date of filing in accordance with the DGCL; the time of such effectiveness is hereinafter referred to as the “Effective Time”; and the date of such effectiveness is hereinafter referred to as the “Effective Date.”

1.3 Formation Documents; Management. Unless otherwise determined by Buyer prior to the Effective Time, at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub as of immediately prior to the Effective Time (provided however that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the Corporation is DataSynapse, Inc.”), (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, at the Effective Time, (iii) the directors of Merger Sub shall be the directors of the Surviving Corporation, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws and applicable provisions of the DGCL, and (iv) the officers of Merger Sub shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

1.4 Conversion of Securities.

(a) Company Capital Stock. Subject to the terms of Section 1.6, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub or any of the Stockholders, each then outstanding share of Company Capital Stock shall be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share of Company Capital Stock in accordance with the terms of Section 1.5, an amount in cash (without interest) applicable to such then outstanding share (without interest) as set forth below in this Section 1.4(a), subject to Section 1.4(e) and Section 1.4(g), all upon the terms and subject to the conditions set forth in this Agreement and each of the Related Agreements, including, without limitation, the indemnification, escrow and other provisions set forth in Article VII. Notwithstanding anything to the contrary set forth herein, the aggregate amounts payable with respect to all outstanding shares of Company Capital Stock shall not exceed the Merger

Consideration. Any outstanding shares of the Company Capital Stock held by the Company or Buyer or their wholly owned subsidiaries at the Effective Time will be cancelled without payment of any consideration and cease to exist (the “Cancelled Shares”). At and after the Effective Time, each holder of a certificate that represented issued and outstanding shares of the Company Capital Stock immediately prior to the Effective Time (each a “Certificate”) shall cease to have any rights as a stockholder of the Company, except for the right to surrender his Certificate in exchange for the consideration, if any, payable in respect of the shares of the Company Capital Stock represented by such Certificate pursuant to this Section 1.4(a), subject to Section 1.4(e) and Section 1.4(g).

(i) Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. At the Effective Time, prior to the payment of Merger Consideration to any other class or series of Company Capital Stock, (A) each outstanding share of Series A Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series A Preferred Stock an amount in cash (without interest) equal to the Series A Special Consideration Per Share, (B) each outstanding share of Series B Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series B Preferred Stock an amount in cash (without interest) equal to the Series B Special Consideration Per Share, (C) each outstanding share of Series C Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series C Preferred Stock an amount in cash (without interest) equal to the Series C Special Consideration Per Share, (D) each outstanding share of Series D Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series D Preferred Stock an amount in cash (without interest) equal to the Series D Special Consideration Per Share, and (E) each outstanding share of Series E Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series E Preferred Stock an amount in cash (without interest) equal to the Series E Special Consideration Per Share. Notwithstanding anything in this Agreement to the contrary, in the event that the aggregate Merger Consideration is less than the aggregate of the Series A Special Consideration Per Share to be paid in respect of all shares of Series A Preferred Stock outstanding, Series B Special Consideration Per Share to be paid in respect of all shares of Series B Preferred Stock outstanding, Series C Special Consideration Per Share to be paid in respect of all shares of Series C Preferred Stock outstanding, Series D Special Consideration Per Share to be paid in respect of all shares of Series D Preferred Stock outstanding and Series E Special Consideration Per Share to be paid in respect of all shares of Series E Preferred Stock outstanding, then the Merger Consideration shall be distributed among the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock pro rata according to the proportionate amounts otherwise payable under this Section 1.4(a)(i).

(ii) Series F1 Preferred Stock, Series F2 Preferred Stock and Series G Preferred Stock. At the Effective Time, conditioned upon and subject to the payment in full of the Merger Consideration as provided in Section 1.4(a)(i), but prior to the payment of Merger Consideration to any other class or series of Company Capital Stock, (A) each outstanding share of Series F1 Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series F1 Preferred Stock an amount in cash (without interest) equal to the Series F1 Consideration Per Share, (B) each outstanding share of Series F2 Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series F2 Preferred Stock an amount in cash (without interest) equal to the Series F2 Consideration Per Share, and (C) each outstanding share of Series G Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series G Preferred Stock an amount in cash (without interest) equal to the Series G Consideration Per Share. Notwithstanding anything in this Agreement to the contrary, in the event that the aggregate Merger Consideration is less than the aggregate of the Series F1 Consideration Per Share to be paid in respect of all shares of Series F1 Preferred Stock outstanding, Series F2 Consideration Per Share to be paid in respect of all shares of Series F2 Preferred Stock outstanding and the Series G Consideration Per Share to be paid in respect of all shares of Series G Preferred Stock outstanding, then the Merger Consideration shall be distributed among the holders of the then outstanding Series F1 Preferred Stock, Series F2 Preferred Stock and Series G Preferred Stock pro rata according to the proportionate amounts otherwise payable under this Section 1.4(a)(ii).

(iii) Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. At the Effective Time, conditioned upon and subject to the payment in full of the Merger Consideration as provided in Section 1.4(a)(i) and Section 1.4(a)(ii), but prior to the payment of Merger Consideration to any other class or series of Company Capital Stock, (A) each outstanding share of Series B Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series B Preferred Stock an amount in cash (without interest) equal to the Series B Consideration Per Share, (B) each outstanding share of Series C Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series C Preferred Stock an amount in cash (without interest) equal to the Series C Consideration Per Share, (C) each outstanding share of Series D Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series D Preferred Stock an amount in cash (without interest) equal to the Series D Consideration Per Share, and (D) each outstanding share of Series E Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series E Preferred Stock an amount in cash (without interest) equal to the Series E Consideration Per Share. Notwithstanding anything in this Agreement to the contrary, in the event that after application of Section 1.4(a)(i) and Section 1.4(a)(ii), the aggregate remaining Merger Consideration is less than the aggregate of the Series B Consideration Per Share to be paid in respect of all shares of Series B Preferred Stock outstanding, the Series C Consideration Per Share to be paid in respect of all shares of Series C Preferred Stock outstanding, the Series D Consideration Per Share to be paid in respect of all shares of Series D Preferred Stock outstanding, plus the Series E Consideration Per Share to be paid in respect of all shares of Series E Preferred Stock outstanding, then the Merger Consideration shall be distributed among the holders of the then outstanding Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock pro rata according to the proportionate amounts otherwise payable under this Section 1.4(a)(iii).

(iv) Series A Preferred Stock. At the Effective Time, conditioned upon and subject to the payment in full of the Merger Consideration as provided in Section 1.4(a)(i), Section 1.4(a)(ii) and Section 1.4(a)(iii), but prior to the payment of Merger Consideration to any other class or series of Company Capital Stock, each outstanding share of Series A Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series A Preferred Stock an amount in cash (without interest) equal to the Series A Consideration Per Share. Notwithstanding anything in this Agreement to the contrary, in the event that after application of Section 1.4(a)(i), Section 1.4(a)(ii) and Section 1.4(a)(iii) the aggregate remaining Merger Consideration is less than the aggregate of the Series A Consideration Per Share to be paid in respect of all shares of Series A Preferred Stock outstanding, then the Merger Consideration shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata according to the proportionate amounts otherwise payable under this Section 1.4(a)(iv).

(v) Remaining Consideration. On the Effective Date, after the payment in full of the Merger Consideration as provided in Section 1.4(a)(i), Section 1.4(a)(ii), Section 1.4(a)(iii), and Section 1.4(a)(iv), each outstanding share of Preferred Stock, in addition to the consideration set forth in Section 1.4(a)(i), Section 1.4(a)(ii), Section 1.4(a)(iii), and Section 1.4(a)(iv), as applicable, but subject to the limitations provided in the Restated Certificate, shall also be converted into the right to receive an amount of cash (without interest) equal to, and each share of Common Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Common Stock an amount in cash (without interest) equal to, the Remaining Consideration Per Share.

(vi) Partial Satisfaction of Liquidation Preference. Notwithstanding the foregoing, the Merger Consideration is sufficient only to discharge the payments required by Section 1.4(a)(i), in full, and Section 1.4(a)(ii), in part, and accordingly, notwithstanding anything in this Agreement to the contrary, (A) no distributions of Merger Consideration will be made to the holders of the Common Stock and such Common Stock will be cancelled and extinguished at the Effective Time for no consideration as a result of the Merger and (B) no distributions of Merger Consideration, other than as set forth in Section 1.4(a)(i) will be made to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, and such classes of Company Capital Stock will be cancelled and extinguished at the Effective Time, pursuant to Section 1.4(a)(i) solely for the right to receive the consideration set forth in Section 1.4(a)(i) as a result of the Merger.

(b) Company Options. No Company Options (whether vested or unvested) shall be assumed by Buyer, and each such Company Option shall be canceled or terminated. The Company Option Plan (including any sub-plans thereof) and any other plans will be terminated at the Closing.

(c) Company Warrants. No outstanding warrants or other rights to acquire shares of Company Capital Stock or any other shares or securities of the Company (whether or not exercisable or vested) (“Company Warrants”) shall be assumed by Buyer, and each such Company Warrant shall be canceled or terminated prior to the Closing. Prior to the Closing, and subject to the review and approval of Buyer, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.4(c) under all agreements relating to Company Warrants and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents.

(d) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub, or any of the Stockholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate evidencing ownership of any such shares of common stock of Merger Sub shall thereafter evidence ownership of an equivalent number of shares of common stock of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub or the Company, each share of Company Capital Stock that is outstanding and owned by the Company as treasury stock as of immediately prior to the Effective Time shall cease to be outstanding, shall be canceled without payment of any consideration therefor and shall thereupon cease to exist.

(e) Withholding Taxes. Each of Buyer and its agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, to any Person such amounts as Buyer and/or its agents may determine it is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.

(f) No Further Ownership Rights in Company Capital Stock. All consideration paid in respect of the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of the Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company Capital Stock which were outstanding immediately prior to the Effective Time.

(g) Reduction for Escrow Amount. Each right of a Senior Preferred Stockholder to receive cash pursuant to Section 1.4(a)(ii) shall be reduced by an amount of cash equal to such Senior Preferred Stockholder’s Pro Rata Portion of the Escrow Amount and each such Senior Preferred Stockholder’s Pro Rata Portion of (i) the Indemnification Escrow Amount shall be deposited in the Indemnification Escrow Fund as provided herein and (ii) the Stockholder Representative Escrow Amount shall be deposited in the Stockholder Representative Escrow Fund as provided herein.

1.5 Delivery of Merger Consideration.

(a) Buyer to Provide Consideration. Subject to the terms of this Agreement including Section 7.4, promptly after the Effective Time, Buyer shall deposit or cause to be deposited with (i) Computershare, Inc., a Delaware corporation (the “Paying Agent”) an amount equal to the Merger Consideration, less the Escrow Amount and (ii) the Escrow Agent, an amount equal to the Escrow Amount. Each Senior Preferred Stockholder’s Pro Rata Portion of the Escrow Amount shall be deemed contributed to the Escrow Fund with respect to each Senior Preferred Stockholder (with each Senior Preferred Stockholder’s Pro Rata Portion of (x) the Indemnification Escrow Amount being deemed contributed to the Indemnification Escrow Fund and (y) the Stockholder Representative Escrow Amount being deemed contributed to the Stockholder Representative Escrow Fund).

(b) Procedures. Promptly after the Effective Date, each holder of an outstanding Certificate or Certificates immediately theretofore representing shares of Company Capital Stock shall receive in exchange therefor, as soon as reasonably practicable (but not more than 30 days) following surrender of such Certificate or Certificates and delivery of a signed Letter of Transmittal in the form of Exhibit C hereto (the “Letter of Transmittal”) to the Paying Agent, the amount of cash, if any, which such holder of a Certificate is entitled to receive pursuant to Section 1.4(a), after giving effect to Sections 1.4(e) and 1.4(g), for the applicable class or series of Company Capital Stock represented by such Certificate(s). The Letter of Transmittal shall be promptly mailed to the known holders of Company Capital Stock as of immediately prior to the Effective Time at their respective addresses provided by the Company (as set forth on Schedule 2.2(a)) following the Effective Date, but in no event shall be mailed later than thirty days following the Effective Date. No interest shall be paid in respect of any Merger Consideration paid subsequent to the Effective Date. In the event of a transfer of ownership of shares of Company Capital Stock which is not registered in the transfer records of the Company, the consideration, if any, which such holder of a Certificate is entitled to receive pursuant to Section 1.4(a), after giving effect to Sections 1.4(e) and 1.4(g), may be paid to the transferee only if (i) the Certificate representing such shares of Company Capital Stock is surrendered in accordance with Section 1.5 hereof, is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, (ii) the Person requesting such transfer pays any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of Buyer that such taxes have been paid or are not required to be paid, and (iii) such Person establishes to the satisfaction of Buyer that such transfer would not violate any applicable federal or state securities laws. At and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender his or her Certificate in exchange for the consideration, if any, which such holder of a Certificate is entitled to receive pursuant to Section 1.4(a), after giving effect to Sections 1.4(e) and 1.4(g), and except as otherwise provided by applicable law, and no transfer of shares of the Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation.

(c) Paying Agent to Return Consideration. At any time following the last day of the six (6) month period following the Effective Time, Buyer shall be entitled to require the Paying Agent to deliver to Buyer or its designated successor or assign all cash amounts that had been deposited with the Paying Agent pursuant to Section 1.5(a), and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Certificates pursuant to Section 1.5(b), and thereafter the holders of Certificates shall be entitled to look only to Buyer (subject to the terms of Section 1.5(d)) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Certificates pursuant to Section 1.4 upon the due surrender of such Certificates in the manner set forth in Section 1.5(b) hereof.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.5, neither the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.6 Dissenting Shares.

(a) Any shares of the Company Capital Stock held by a holder who has, subject to Section 1.6(b), demanded and perfected appraisal or dissenter’s rights for such shares in accordance with the DGCL and who, as of the Effective Date, has not effectively withdrawn, waived, surrendered or lost such appraisal or dissenter’s rights (“Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the Merger Consideration pursuant to Section 1.4(a), but the holder thereof shall only be entitled to such rights as are granted by the DGCL (such payments pursuant to the DGCL, “Dissenting Share Payments”).

(b) Notwithstanding the provisions of Section 1.6(a), if any holder of Dissenting Shares shall effectively withdraw, waive, surrender or lose (through the passage of time, failure to demand or perfect or otherwise) the right to demand and perfect appraisal or dissenter’s rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, the shares of the Company Capital Stock theretofore constituting Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration which such holder of a Certificate is entitled to receive pursuant to Section 1.4(a) after giving effect to Sections 1.4(e) and 1.4(g) in respect of such Company Capital Stock pursuant to and subject to the terms and conditions of this Agreement upon surrender of the Certificate(s) representing such Company Capital Stock and delivery of a Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal in accordance with Section 1.5.

(c) As soon as practicable prior to the Effective Date, the Company shall give Buyer (i) prompt written notice of any written demand for the purchase by the Company of any shares of the Company Capital Stock received by the Company pursuant to the applicable provisions of the DGCL regarding dissenter’s or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. After the Effective Date, Buyer shall solely control all negotiations and proceedings related to such demands.

1.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

1.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes imposed on a Stockholder and incurred in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by such Stockholder and shall be paid by such Stockholder when due. Each Stockholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by Law, Buyer and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation. Upon Buyer’s request, such Stockholder shall provide Buyer with evidence satisfactory to Buyer that such Transfer Taxes have been paid by such Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants as follows:

2.1 Subsidiaries; Organization and Related Matters.

(a) Schedule 2.1(a) lists each Subsidiary of the Company, the jurisdiction of its Subsidiaries and the Company’s equity interest therein. Each of the Company’s Subsidiaries is wholly owned by the Company. Neither the Company nor any of its Subsidiaries has agreed, is obligated to make or is bound by any Contract under which it may be obligated to make any future investment in or capital contribution to any other Person. The Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has never conducted operations under any other name.

(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and to own its properties and assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except for those jurisdictions where failure to be so qualified or licensed and in good standing would not reasonably be expected to have individually, or in the aggregate, a material adverse effect on the

Company. Schedule 2.1(b) lists (i) the jurisdiction in which the Company was organized and each jurisdiction in which the Company is and is required to be qualified or licensed to do business as a foreign person, (ii) the jurisdiction in which each of its Subsidiaries is required to be qualified or licensed to do business as a foreign person, and (iii) the current directors and officers of the Company and each of its Subsidiaries. The Company has provided Buyer true, correct and complete copies of the Charter Documents of the Company and the respective organizational documents of each of its Subsidiaries as in effect on the date hereof. Except as set forth in Section 2.1(c), the Company Board has not approved or proposed any amendment to any such Charter Documents and the board of directors of each of its Subsidiaries have not approved or proposed any amendments to any organizational documents of such Subsidiary.

(c) The Company Board has unanimously approved the Restated Certificate in accordance with the Company’s Amended and Restated Certificate of Incorporation and Bylaws, in effect at such time, and the DGCL. The Restated Certificate has been adopted and approved by the holders of Company Capital Stock in accordance with the Company’s Amended and Restated Certificate of Incorporation and Bylaws, in effect at such time, and the DGCL including the approval by the Stockholders holding at least (i) a majority of the Common Stock, (ii) a majority of the Company Capital Stock, (iii) two-thirds of the Senior Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, (iv) two-thirds of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, (v) two-thirds of the Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and (vi) two-thirds of the Series E Preferred Stock. The Restated Certificate shall has been filed with and accepted by the Secretary of State of the State of Delaware and constitutes the certificate of incorporation on and as of the Closing.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 175,000,000 shares authorized of Common Stock of which 12,065,250 shares are issued and outstanding; 106,852,467 shares authorized of Preferred Stock of which 105,953,772 shares are designated as follows: 12,470,000 shares authorized of Series A Preferred Stock, of which 12,467,348 are issued and outstanding and which were originally issued by the Company on August 1, 2000; 35,630,000 shares authorized of Series B Preferred Stock, 35,620,993 of which are issued and outstanding and which were originally issued by the Company on May 23, 2001; 17,700,000 shares authorized of Series C Preferred Stock, 17,647,059 of which are issued and outstanding and which were originally issued by the Company on September 25, 2003; 9,200,000 shares authorized of Series D Preferred Stock, 9,170,948 of which are issued and outstanding and which were originally issued by the Company on November 4, 2004; 6,980,966 shares authorized of Series E Preferred Stock, 6,980,964 of which are issued and outstanding and which were originally issued by the Company on August 29, 2008 and September 17, 2008; 10,881,272 shares authorized of Series F1 Preferred Stock, 10,881,272 of which are issued and outstanding and which were originally issued by the Company on October 14, 2008; 4,663,402 shares authorized of Series F2 Preferred Stock, 4,663,402 of which are issued and outstanding and all of which were originally issued by the Company on March 4, 2009; and 9,326,793 shares authorized of Series G Preferred Stock, 8,055,445 of which are issued and outstanding and which were originally issued by the Company on November 21, 2008 and 466,339 of which were originally issued by the Company on December 17, 2008. The Company does not have any other shares of capital stock authorized, issued or outstanding. The outstanding shares of the Company Capital Stock are held of record and beneficially by the Persons, with the addresses of record, in the amounts and with the original issue date set forth on Schedule 2.2(a). All outstanding shares of the Company Capital Stock (i) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents or any Contract to which the Company is a party or by which it is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 2.2(f), there are no declared or accrued but unpaid dividends with respect to any shares of the Company Capital Stock. Except as set forth in Schedule 2.2(a), each share of Preferred Stock is convertible into one share of Common Stock. Pursuant to the Restated Certificate the holders of Company Capital Stock are entitled to that portion of the Merger Consideration as set forth in Section 1.4.

(b) Except for the Company’s Amended and Restated 2000 Stock Option Plan (the “Company Option Plan”), neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the Company Board and the Company’s stockholders and is in full force and effect. The Company has reserved for issuance to (i) employees of the Company or of any Subsidiary of the Company, (ii) consultants and other independent advisors to the Company or any subsidiaries of the Company, (iii) non-employee members of the Company Board, and (iv) non-employee members of the board of directors of any parent or subsidiary, a total of 26,712,071 shares of Common Stock under the Company Option Plan, of which the Company Options to purchase 24,297,260 shares of Common Stock have been granted and are outstanding. Schedule 2.2(b)(i) sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, an indication of whether such holder is an Employee of the Company or any of its Subsidiaries, the date of grant or issuance of such option, the number of shares of Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such Company Option is or is not an incentive stock option as defined in Section 422 of the Code. All options granted by the Company or its Subsidiaries to their employees have provided that the option granted must be exercised within ninety (90) days after the employee ceases to be employed by the Company. Schedule 2.2(b)(ii) sets forth a list of people to whom the Company granted options and whose employment has terminated within 100 days of the Closing Date. With respect to each Company Option, (i) such Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary action, including, as applicable, approval by the Company Board and (ii) each such grant was made in accordance with the terms of the Company Option Plan and in all material respects with all applicable Laws. The Company has provided Buyer true, correct and complete copies of the Company Option Plan, each Company Option and the Company Warrant and such documents have not been amended, modified or supplemented and there are no agreements to amend modify or supplement such documents from the form provided to Buyer.

(c) The Company has outstanding Company Warrants for the purchase of an aggregate of 3,560,066 shares of Common Stock. All the Company Warrants have been offered, issued and delivered by the Company in all material respects in compliance with all applicable Laws. Schedule 2.2(c) sets forth for each outstanding Company Warrant, the name of the holder of such Company Warrant, the domicile address of such holder, an indication of whether such holder is an Employee of the Company or any of its Subsidiaries, the date of grant or issuance of such Company Warrant, the number of shares of Common Stock subject to such Company Warrant, the exercise price of such Company Warrant, the vesting schedule for such Company Warrant, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such Company Warrant will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement. No Company Warrant was issued in a compensatory arrangement or to any Employee. Each Company Warrant requires the Company’s consent for the holder of such Company Warrant to sell, transfer, assign, pledge or hypothecate such Company Warrant and the

Company has never been requested to consent to, permit, process or register the sale, transfer, assignment, pledge or hypothecation of any Company Warrant. To the Company’s knowledge, no Company Warrant has ever been sold, transferred, assigned, pledged or hypothecated by the holder of any Company Warrant. The Company registrar for any Company Warrants does not reflect the sale, transfer, assignment, pledge or hypothecation of any Company Warrant.

(d) Except for the Company Options and Company Warrants, there are no subscriptions, options, calls, warrants, Contracts or any other rights, whether or not currently exercisable, (i) to acquire any shares of Company Capital Stock or shares of capital stock of any Subsidiary of the Company, or that are or may become convertible into or exchangeable for any shares of Company Capital Stock or shares of capital stock of any Subsidiary of the Company or another right to acquire such securities and (ii) to which Company or any of its Subsidiaries is a party, or by which Company or any of its Subsidiaries is bound, obligating Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or any capital stock or equity or other ownership interest of any Subsidiary or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such subscriptions, options, calls, warrants, Contracts or any other rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Company or any of its Subsidiaries.

(e) Except for the Stockholders Agreement and that certain Fifth Amended Registration Rights Agreement by and among the Company and the parties thereto dated October 14, 2008, there are no (i) voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge, or (ii) Contracts or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock. The holders of the Company Capital Stock, Company Options and Company Warrants have been or will be properly given or shall have properly waived any required notice prior to the Merger. Each of the Stockholders Agreement and that certain Fifth Amended Registration Rights Agreement by and among the Company and the parties thereto dated October 14, 2008 shall have been terminated in full as of immediately prior to the Closing.

(f) Schedule 2.2(f) sets forth for each share of Preferred Stock outstanding, the aggregate accrued and unpaid dividend attributable to such share as of the date hereof as provided in the Restated Certificate.

2.3 Financial Statements; Changes; Contingencies; Debt.

(a) Financial Statements. Schedule 2.3(a) sets forth the balance sheets for the Company and its Subsidiaries at December 31, 2006, 2007 and 2008 and the related statements of operations, changes in stockholder’s equity and changes in financial position or cash flow for the periods then ended (the “Annual Financial Statements”). All of the Annual Financial Statements have been prepared in conformity with GAAP. The statements of operations and cash flow included in the Annual Financial Statements present fairly the results of operations and cash flows of the Company and its Subsidiaries for the respective periods covered, and the balance sheets included in the Annual Financial Statements present fairly the financial condition of the Company and its Subsidiaries as of their respective dates. Since December 31, 2007, there has been no change in any of the significant accounting policies, practices or procedures of the Company. The Audited Financial Statements have been audited by BDO Seidman, LLP, whose reports thereon are included with such financial statements.

(b) Unaudited Interim Financial Statements.

(i) Schedule 2.3(b)(i) sets forth the balance sheets for the Company and its Subsidiaries at June 30, 2009 and July 31, 2009, and the related statements of operations and cash flows and changes in stockholder’s equity for the respective six (6) and seven (7) month periods then ended.

(ii) All such interim financial statements have been prepared in conformity with GAAP (except for the absence of notes and normal recurring year-end adjustments). The statements of operations and cash flows present fairly the results of operations and cash flows of the Company and its Subsidiaries for the respective periods covered, and the balance sheets present fairly the financial condition of the Company and its Subsidiaries as of their respective dates.

(c) No Material Adverse Changes. Whether or not in the ordinary course of business consistent with past practices, there has not been, occurred or arisen (i) since December 31, 2008, any change in or event affecting the Company or any of its Subsidiaries that has had or may reasonably be expected to have a material adverse effect on the Company, or (ii) since June 30, 2009, any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 4.3 had it existed, occurred or arisen after the date of this Agreement.

(d) No Other Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except liabilities that (i) are reflected in the Annual Financial Statements or the Unaudited Interim June Financial Statements, (ii) were incurred after June 30, 2009 in the ordinary course of business consistent with past practices and in the aggregate do not exceed $50,000 or (iii) are Third Party Expenses of the Company set forth on the Statement of Expenses. The Company and its Subsidiaries have no Third Party Expenses except for those set forth on the Statement of Expenses.

(e) Debt. Schedule 2.3(e) lists all outstanding Debt of the Company and its Subsidiaries as of the date hereof, including all amounts outstanding or owing on the date hereof. The Debt of the Company and its Subsidiaries may be prepaid by incurring the prepayment penalty set forth on Schedule 2.3(e). As of the date hereof and as of the Closing, all amounts outstanding or owing to ORIX Venture Finance LLC equals the Existing Debt Amount.

(f) No Bonuses. Since December 31, 2008, there has not been, occurred or arisen (i) any increase in the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of its respective officers, directors, employees or advisors, or (ii) the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or any of its Subsidiaries of a severance payment, termination payment, bonus, retention bonus or other additional salary or compensation to any such Person. Schedule 2.3(f) sets forth a list of all severance payments, termination payments, bonus (other than existing incentive plans tied to the quarterly or annual performance of the Company or individual performance quotas), retention bonus or other additional salary or compensation to any Person.

2.4 Tax Matters.

(a) All material Tax Returns required to be filed by the Company and/or any of its Subsidiaries with any Tax authority (including Treasury Department Form TD F 90-22.1) (i) have been filed on or before the applicable due date (as such due date may have been extended), and (ii) have been prepared in all material respects in compliance with applicable Tax laws and regulations. All material Taxes of the Company and any of its Subsidiaries have been paid at or before the due date for such payment. No claim has ever been made by any Tax authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction, and there is no jurisdiction in which such claims could be reasonably made. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) The balance sheet as of June 30, 2009 adequately accrues the material liabilities of the Company and its Subsidiaries for Taxes with respect to all periods through June 30, 2009. Since that date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business consistent with past practices or otherwise inconsistent with past practice. The Company will establish, in the ordinary course of business consistent with past practices, appropriate reserves for the payment of taxes due and payable by the Company and its Subsidiaries for the period from June 30, 2009 through the Effective Time.

(c) There are no examinations or audits of any Tax Return underway, no extension or waiver of the limitation period applicable to any Tax Return is in effect, no lawsuit, court action or other court proceeding is pending by any Tax authority against the Company or any of its Subsidiaries in respect of any Tax, there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith and for which adequate reserves have been established on the Company’s financial statements), and there are no liens for Taxes (other than Permitted Encumbrances ) upon any of the assets of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Effective Time as a result of any (i) change of accounting method made before the Effective Time, (ii) closing agreement under Section 7121 of the Code (or any similar agreement or arrangement under state, local or foreign law) executed before the Effective Time, (iii) installment sale or open transaction disposition consummated before the Effective Time, or (iv) prepaid amount received before the Effective Time.

(e) Neither the Company nor any of its Subsidiaries has been a member of any combined, consolidated or unitary group for which it is or will be liable for Taxes under principles of Treasury Regulations §1.1502-6 (or any analogous provision of state, local or foreign law, including arrangements for group or consortium relief), except for any such group of which the Company is the common parent, and will not otherwise be liable for the Taxes of any other person by operation of law.

(f) There is no agreement between the Company (or any of its Subsidiaries) and any employee or independent contractor of the Company or any of its Subsidiaries that will give rise to any material payment that would not be deductible for U.S. federal income tax purposes pursuant to Section 280G, Section 162(m) or Section 404 of the Code.

(g) Other than this Agreement, neither the Company nor any of its Subsidiaries is a party to any material Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or other similar agreement or arrangement other than (i) commercially reasonable agreements providing for the allocation or payment of real property taxes attributable to real property leased or occupied by the Company or any of its Subsidiaries, (ii) commercially reasonable agreements for the allocation or payment of personal property taxes, sales or use taxes or value added taxes with respect to personal property leased, used, owned or sold in the ordinary course of business consistent with past practices, and (iii) provisions of employment agreements compensating employees for any increase in taxation of such employee’s income resulting from the performance of work for the Company or any of its Subsidiaries outside of such employee’s country of residence.

(h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the five-year period ending on the date of this Agreement in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(j) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(k) Neither the Company nor any of its Subsidiaries is a beneficiary of any Tax exemption, Tax holiday, or other Tax reduction or agreement or order (each, a “Tax Incentive”) with respect to which the consummation of the transactions contemplated by this Agreement would have any adverse effect on the continued validity and effectiveness thereof.

(l) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.

(m) Neither the Company nor any of its Subsidiaries is party to a gain recognition agreement under Section 367 of the Code.

(n) The Company does not own, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(o) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” under Treasury Regulations §1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations §1.6011-4(b)(2), or analogous provisions of state, local or foreign law.

(p) Neither the Company nor any of its Subsidiaries has made or filed an election under Section 108, Section 441 or Section 1017 of the Code.

(q) Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financials.

(r) No Subsidiary of the Company is organized in a jurisdiction that would impose a Tax based on the value of such Subsidiary of the Company (or the value of any assets owned by such Subsidiary of the Company) as a result of the transactions contemplated by this Agreement.

2.5 Material Contracts. Schedule 2.5 lists each Contract to which the Company or any of its Subsidiaries is a party or to which they or their properties are subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. The following Contracts shall be deemed to be Material Contracts of the Company: any Contract that (a) after June 30, 2009 obligates the Company or any of its Subsidiaries to pay an amount of $50,000 or more, (b) has an unexpired term as of June 30, 2009 in excess of 1 year (other than license and maintenance agreements entered into in the ordinary course of business consistent with past practices which are terminable by the Company, or following the Closing, the Surviving Corporation, upon the delivery of 30 days written notice), (c) the Business is substantially dependent upon or which is otherwise material to the Business, (d) provides for an extension of credit (other than accounts receivable incurred in the ordinary course of business consistent with past practices), (e) limits or restricts the ability of the Company or any of its Subsidiaries to compete or otherwise to conduct its business in any manner or place, (f) provides for a guaranty or indemnity (other than (i) mutual non-disclosure agreements entered into with customers of the Company in connection with commercial agreements entered into in the ordinary course of business consistent with past practices or (ii) indemnities contained in the Company’s standard form of non-exclusive licenses of the Company Products to the Company’s customers and which have been entered into in the ordinary course of business consistent with past practices and are attached hereto as Schedule 2.17(a)(ii)) by the Company or any of its Subsidiaries, (g) grants a power of attorney, agency or similar authority to another person or entity, (h) grants to a third party a right of first refusal, (i) grants a right to, or creates an obligation of, any Affiliate, officer or director of the Company or any of its Subsidiaries, Associate or any Stockholders of the Company, (j) requires the Company or any of its Subsidiaries to buy or sell goods or services with respect to which there will be material losses, (k) is between Stockholders or any Affiliate of any Stockholder and the Company or any of its Subsidiaries, (l) relates to the licensing as licensee of Intellectual Property Rights (other than shrink-wrap licenses for readily available software), or (m) was not made in the ordinary course of business consistent with past practices. Each Material Contract of the Company is valid and enforceable; the Company has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company has occurred or as a result of this Agreement or the performance hereof will occur. The Company has provided Buyer true, correct and complete copies of the agreements appearing in Schedule 2.5, including all amendments and supplements. Schedule 2.5 lists the customers of the Company which have active maintenance agreements with the Company.

2.6 Real Property. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property or any interest, other than a leasehold interest, in any real property. All leasehold properties held by the Company or any of its Subsidiaries as lessee are listed and described on Schedule 2.6 (the “Leased Real Property”) and are held under valid, binding and enforceable leases (each, a “Lease Agreement”). Neither the Company nor any of its Subsidiaries is in default of any Lease Agreement and, to the knowledge of the Company, no event has occurred or circumstance exists which with the delivery of notice, the passage of time or both, would constitute such a default. The Company has provided to Buyer true, correct and complete copies of all Lease Agreements. The Company is in sole possession of the premises leased to it pursuant to the Lease Agreements and has not leased, subleased, licensed or otherwise allowed any unrelated third party to occupy any portion of the Leased Real Property. The Company has not received any written notice that a material security deposit or material portion thereof deposited with respect to any Lease Agreement has been applied in respect to a breach or default under any Lease Agreement that has not been re-deposited in full. The Company does not owe any brokerage commissions or finder’s fees with respect to any Lease Agreement. The Company could not be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Leased Real Property complies in all material respects with all Laws. The Company has not received any written notice of the intention of any Governmental Entity or any public or quasi-public body to condemn all or any material part of the Leased Real Property, and there are no pending, or, to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings by any public or quasi-public body with respect to the Leased Real Property.

2.7 Authorization; No Conflicts.

(a) The execution, delivery and performance by the Company of this Agreement and any Related Agreements to which the Company is a party has been duly and validly authorized by the Company Board and by all other necessary corporate action on the part of the Company. This Agreement and any Related Agreements to which the Company is a party constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally and by rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) Neither the execution and delivery of this Agreement and any Related Agreements to which the Company is a party nor the consummation or performance of any of the transactions contemplated by this Agreement or any Related Agreements to which the Company is a party, or the adoption of the Restated Certificate, will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of (A) any provision of the Charter Documents or other organizational documents of the Company or any of its Subsidiaries or (B) any resolution adopted by the Company Board or the Stockholders;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge, any of the transactions contemplated by this Agreement or any Related Agreements or to exercise any remedy or obtain any relief under, any Law or Order to which the Company or any of its Subsidiaries or any of the assets owned or used by them, may be subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Company or any of its Subsidiaries or that otherwise relates to the Business, or any of the assets owned or used by the Company or any of its Subsidiaries;

(iv) cause the Company or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax other than withholding Taxes incurred and required to be paid in connection with the transactions contemplated by this Agreement;

(v) cause any of the assets owned by the Company or any of its Subsidiaries to be reassessed or revalued by any taxing authority or other Governmental Entity;

(vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries,

except in the case of each of clauses (ii) through (vii) above, for such contraventions, conflicts, violations, liabilities, reassessments, revaluations, breaches or creations of Encumbrances, which, individually and in the aggregate, would not have a material adverse effect on the Business.

(c) Except as set forth in Schedule 2.7(c), the Company is not, or will not be, required to give any notice to or obtain any Approval from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

(d) All corporate action on the part of the Company and its directors, officers and Stockholders necessary for the approval and adoption of the Restated Certificate has been taken and the Company has filed the Restated Certificate with the Secretary of State of the State of Delaware and has not taken any action to further amend the Restated Certificate.

2.8 Legal Proceedings. Except as set forth in Schedule 2.8, there is no Order or Action pending, or, to the knowledge of the Company, threatened, (i) against or affecting the Company or any of its Subsidiaries or any of their properties or assets, nor to the Company’s knowledge is there any reasonable basis therefor and (ii) against any Person who has a contractual right or right by Law to indemnification from the Company related to facts and circumstances existing before the Effective Time, nor to the Company’s knowledge are there any facts and circumstances that would give rise to such Order or Action. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations.

2.9 Dividends and Other Distributions. There has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid by the Company to or for the benefit of the Stockholders or any former holders of Company Capital Stock.

2.10 Insurance. Schedule 2.10 lists all insurance policies that are material to the Business, and such policies are, and at all times during the past two years have been, in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any such policy. The Company and its Subsidiaries have timely filed claims with their respective insurers with respect to all mutual matters and occurrences for which they believe they have coverage. To the knowledge of the Company, all insurance policies maintained by the Company and its Subsidiaries will remain in full force and effect and the Company has received no written notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies.

2.11 Compliance with Law. The Company and its Subsidiaries are organized and have at all times conducted their business in accordance with, and are not in violation of, and have not received any notices of potential or actual violation with respect to, applicable Law (including, without limitation, the receipt of all Permits that are required to conduct the Business). The forms, procedures and practices of the Company and its Subsidiaries are in compliance with all such Laws, to the extent applicable. No suspension, cancellation or termination of any Permits required by any Governmental Entity to permit the Business to be conducted is threatened or imminent.

2.12 Employee Benefits.

(a) Employee Benefit Plans, Collective Bargaining and Employee Agreements, and Similar Arrangements.

(i) Schedule 2.12(a)(i) lists any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation.

(ii) The Company has provided to Buyer true, correct and complete copies of all benefit plan documents and summary plan descriptions, if applicable, with respect to such plans, agreements and arrangements, or summary descriptions of any such benefit plans, agreements or arrangements not otherwise in writing.

(iii) Other than as specifically contemplated by this Agreement or claims submitted in the ordinary course of benefit processing, there are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this section.

(iv) The Company and its Subsidiaries are in material compliance with the applicable provisions of ERISA and all other Laws applicable with respect to all such plans, agreements and arrangements. The Company and each of its Subsidiaries have performed, in all material respects, all of their obligations under all such plans, agreements and arrangements. There are no Actions (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, no facts exist which could give rise to any such Actions.

(v) Except as specified in Schedule 2.12(a)(v) and to the best of the Company’s knowledge, each of the plans, agreements or arrangements listed on Schedule 2.12(a)(i) can be terminated by the Company within a period of 60 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

(b) Qualified Stock, Pension and Profit-sharing Plans.

(i) Schedule 2.12(b)(i) lists all “employee pension benefit plans” (within the meaning of Section 3(2) of ERISA) in Schedule 2.12 which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code (the “401(k) Plan”).

(ii) The 401(k) Plan is qualified in form and operation under Section 40l(a) of the Code and the trust under the 401(k) Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to the 401(k) Plan.

(iii) The Company has delivered to Buyer for the 401(k) Plan copies of the following documents: (A) the form 5500 with all attachments filed in each of the most recent three plan years, and (B) the most recent determination letter from the IRS.

(c) Section 412 or Title IV Plans. No plan listed in Schedule 2.12 is a plan subject to Section 412 of the Code or Title IV of ERISA. No trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is under-common control within the meaning of Section 414(b) and (c) of the Code (“ERISA Affiliate”) participates or has participated in a plan subject to Code Section 412 or Title IV of ERISA.

(d) Multiemployer Plans. No plan listed in Schedule 2.12 is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any multiemployer plan.

(e) Retiree Benefits. There are no employees of the Company or any of its Subsidiaries who are entitled to (i) any pension benefit that is unfunded or (ii) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA (or similar provision of applicable state law) or pursuant to plans intending to be qualified under Section 401(a) of the Code, and no other benefits whatsoever are payable to any employees of the Company or any of its Subsidiaries after termination of employment (including retiree medical and death benefits).

(f) Employee Welfare Benefit Plans. Each employee benefit plan that is an “employee welfare benefit plan” as that tern is defined in Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) unfunded. There is no liability in the nature of a retroactive rate adjustment to or loss-sharing or similar arrangement, with respect to any employee welfare benefit plan.

(g) Contributions. All contributions or payments owed with respect to any periods prior to the Closing under any employee benefit plan have been made, and all other amounts which relate to such periods have been accrued on the Unaudited Interim Balance Sheet.

(h) International Employee Plan. Each plan, agreement or arrangement established, maintained and administered by the Company or any of its Subsidiaries with respect to employees outside the United States has, is, in all material respects, in compliance with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such international employee plan, agreement or arrangement. Furthermore, no such international employee plan, agreement or arrangement has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company from terminating or amending any such plan, agreement or arrangement at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

2.13 Employees.

(a) Employees. Schedule 2.13(a)(i) sets forth a list of (i) the name, (ii) the specific entity for whom he or she provide services, (iii) hiring date, (iv) annual salary, (v) commission and bonus opportunity, (vi) accrued but unused or unpaid vacation/paid time off balances, and (vii) the exempt and non-exempt status of each current Employee of the Company and any of its Subsidiaries as of the date hereof. Schedule 2.13(a)(ii) sets forth a complete list of each independent contractor, contractor, seconded worker, or any other contingent service provider used by the Company (other than the employees set forth in Schedule 2.13(a)(i) above), including (i) his or her hire or service date, (ii) a description of the remuneration arrangements applicable to each, (iii) a brief description of the services provided, and (iv) the specific entity for whom they provide services. As of the Closing Date each employee of the Company and each of its Subsidiaries who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the anticipated date of return to full service.

(b) Employment Matters. The Company (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or the Company Employee Plan. Neither the Company nor any of its Subsidiaries is party to a conciliation agreement, consent decree or other contract or Order with any Governmental Entity with respect to employment practices. The services provided by each of the Company’s, each of its Subsidiaries’ and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and, except as set forth on Schedule 2.13(b), any such termination would result in no liability to the Company or any ERISA Affiliate. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.

(c) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, or the Principal Stockholders, threatened, or reasonably anticipated. The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, reasonably anticipated or, to the knowledge of the

Company, threatened relating to any labor matters involving any Employee. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

2.14 Certain Interests. No Affiliate of the Company or any of its Subsidiaries nor any officer or director of any thereof, nor, to the Company’s knowledge, Associate of any such individual, has, directly or indirectly, any material interest in any property used in or pertaining to the Business or any customer or supplier doing business with the Company or any of its Subsidiaries. To the knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any Contract, subject to Order of any Governmental Entity that would interfere with such Person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or currently proposed to be conducted by the Company nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the knowledge of the Company conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound. Except as set forth on Schedule 2.14, neither the Company nor any of its Subsidiaries has any Contract to pay any fees or expenses of its Stockholders.

2.15 Bank Accounts, Powers, etc. Schedule 2.15 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any of its Subsidiaries has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

2.16 No Brokers or Finders. Except as set forth in Schedule 2.16, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

2.17 Intellectual Property.

(a) Products and Technology. Schedule 2.17(a)(i) lists all the Company Products by name and version number. Schedule 2.17(a)(ii) lists all material Technology (except for Shrink-Wrap Code) that is used in or necessary to the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company and specifies whether such Technology was developed internally by the Company or provided by third parties.

(b) Registered Intellectual Property. Schedule 2.17(b) (i) lists all Registered Intellectual Property that is part of the Company Intellectual Property (“Company Registered Intellectual Property”), all domain names registered in the name of the Company or any Subsidiary thereof and applications and registrations therefor and all unregistered trademarks used by the Company or any of its Subsidiaries with respect to the Company Products, (ii) lists any actions that must be taken by the Company or any of its Subsidiaries within 60 days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property that are or will be due for filing on or before the Closing Date have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(c) Third Party Intellectual Property Rights. Other than Intellectual Property Rights licensed to the Company under (i) licenses for the Open Source Software listed in Schedule 2.17(j), (ii) licenses for Shrink-Wrap Code, and (iii) the licenses set forth in Schedule 2.17(c), the Company Intellectual Property includes all Intellectual Property Rights that are used in or necessary to the conduct of the business of the Company and any of its Subsidiaries as it currently is conducted or as currently proposed to be conducted by the Company, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Product. The Company owns or possesses sufficient licenses for all Technology that is used in or necessary to the conduct of the business of the Company as currently conducted. All licenses for Shrink-Wrap Code and all licenses set forth in Schedule 2.17(c) are assignable to Buyer without consent. No third party that has licensed Intellectual Property Rights or provided any Technology to the Company or any Subsidiary thereof has retained sole ownership of or exclusive license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company or any Subsidiary thereof under such license.

(d) IP Agreements. Copies of the Company’s standard form(s) of non-disclosure agreement and the Company’s standard form(s) of non-exclusive licenses of the Company Products to customers (collectively, the “Standard Form Agreements”) are attached to Schedule 2.17(d)(1) and Schedule 2.17(d)(2) respectively. Other than (i) non-disclosure agreements and (ii) non-exclusive licenses of the Company Products to end-user customers (in each case of (i) and (ii), pursuant to any agreement that has been entered into in the ordinary course of business consistent with past practices that does not materially differ in substance from the Standard Form Agreement and for which the total of all payments that have been paid or are owed to the Company thereunder as of the date hereof does not exceed $50,000 in any case), and (iii) other than licenses granted to software application providers to use the object code related to the Company Products for such provider solely to develop an interface for the use of such provider’s application software with the Company Products. Schedule 2.17(d)(3) lists all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has granted, licensed or provided any Company Intellectual Property and/or Technology to third parties (other than rights granted to contractors or vendors to use the Company Intellectual Property and Technology for the sole benefit of the Company or any Subsidiary thereof).

(e) No Infringement. The operation of the business of the Company and its Subsidiaries as it is currently conducted or is currently contemplated to be conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, making, reproduction, sale and licensing out of any Company Product, does not infringe or misappropriate and will not infringe or misappropriate when conducted in the same manner by Buyer and/or Surviving Corporation following the Closing, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received notice from any Person claiming that such operation or any other act by the Company or it subsidiaries, any Company Product, any Technology used by the Company or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction. To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(f) Restrictions on Business. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any Contract to which the Company or any of its Subsidiaries is a party, will require (other than pursuant to any agreement to which the Company or any of its Subsidiaries is not a party): (i) Buyer, any of its subsidiaries or the Surviving Corporation to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of Buyer, any of its subsidiaries or the Surviving Corporation (other than rights granted by the Company on or prior to the Closing Date under Intellectual Property Rights owned by the Company as of the Closing Date), (ii) Buyer, any of its subsidiaries or the Surviving Corporation, to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Buyer, any of its subsidiaries or the Surviving Corporation to be obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby. There is no Contract or Order to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or, as a result of this Agreement or the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any Contract to which the Company or any of its Subsidiaries is a party, will have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person.

(g) Restrictions. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors. Notwithstanding anything to the contrary contained in this Agreement, or in any of the Related Agreements or in any certificate or other instrument, neither the Company nor any of its Subsidiaries has, is a party to, or is bound by any Contract, whether or not such Contract is listed in any Schedule hereto (including, without limitation, any Contract listed in Schedule 2.5) which grants, gives, permits or provides any Person with an exclusive right to sell, resell, embed, manufacture, license or otherwise distribute, directly or indirectly, any technology or products of the Company or any of its Subsidiaries to customers or potential customers in any geographic area, during any period of time, or in any segment of the market (an “Exclusive Right”). In furtherance of the foregoing, no Contract included or referenced in the Schedules hereto contains an Exclusive Right.

(h) Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions are attached to Schedule 2.17(h)(1) and Schedule 2.17(h)(2). All current and former employees of the Company and any of its Subsidiaries, and all current and former consultants of the Company and its Subsidiaries who have been involved in the creation or development of Technology, have executed the applicable form of agreement. Each of the Company and its Subsidiaries has taken all reasonable steps that are required or necessary to protect the confidentiality of confidential information and trade secrets of the Company or any of its Subsidiaries or of any third party that has provided any confidential information or trade secrets to the Company or any of its Subsidiaries.

(i) No Government Funding. No funding, facilities or resources of a governmental entity, university, college or other educational institution, or educational or governmental research center was used in the development of the Company Intellectual Property or any Technology for the Company.

(j) Open Source Software. Schedule 2.17(j) lists all Open Source Software that has been incorporated into or integrated with, distributed with, or used in the development of any Company Product in any way and describes the manner in which such Open Source Software was incorporated or integrated, distributed, or used (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company or any of its Subsidiaries and whether (and if so, how) such Open Source Software was incorporated into and/or linked with any Company Product). Neither the Company nor any of its Subsidiaries has used Open Source Software in any manner that would (i) require the disclosure or distribution in source code form of any Company Product, (ii) require the licensing of any Company Product for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Product, (iv) create, or purport to create, obligations for the Company with respect to Intellectual Property Rights owned by the Company or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by the Company, or (v) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company Product. With respect to any Open Source Software that is or has been used by the Company or any of its Subsidiaries in any way, the Company and each of its Subsidiaries has been and is in compliance with all applicable licenses with respect thereto, complete copies of which have been provided to Buyer.

(k) Source Code. Except as set forth in Schedule 2.17(k)(i), neither the Company, any of its Subsidiaries, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or any Subsidiary thereof. Except as set forth in Schedule 2.17(k)(ii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, will not trigger the release of any source code from escrow.

(l) Personally Identifiable Information. The Company and each of its Subsidiaries has complied with all applicable laws, contractual and fiduciary obligations, and its internal privacy policies relating to (i) the privacy of users of Internet websites owned, maintained or operated by the Company or any of its Subsidiaries (“Company Sites”) and the Company Products and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner or maintained by third parties having authorized access to such information (“Company PII”). The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the disclosure and/or transfer to Buyer (by operation of law or otherwise) of the Company PII, complies with all applicable laws relating to privacy and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company that apply to the Company Sites or the Company Services are attached to Schedule 2.17(l). The Company and each of its Subsidiaries has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Company PII is protected against loss and against unauthorized access, use, modification, disclosure or other misuse, and there has been no unauthorized access to or other misuse of the Company PII.

(m) Bugs. Schedule 2.17(m) sets forth the Company’s current (as of the date hereof) list of known bugs, defects or errors with respect to the Company Products (including those maintained by the Company’s development or quality control groups).

(n) Contaminants and Security. All the Company Products (and all parts thereof) are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users (“Contaminants”). The Company endeavors to prevent the introduction of Contaminants into the Company Products from software licensed from third parties using the procedures specified in Schedule 2.17(n)(i). The Company and its Subsidiaries have taken the steps and implemented the procedures specified in Schedule 2.17(n)(ii) to protect the information technology systems used in connection with the operation of the Company and its Subsidiaries from Contaminants. The Company and its Subsidiaries have the disaster recovery and security plans, procedures and facilities for the business specified in Schedule 2.17(n)(iii). There have been no material unauthorized intrusions or breaches of the security of information technology systems.

2.18 Receivables. All receivables of the Company existing on the date hereof, represent sales actually made in the ordinary course of business consistent with past practices, and are current and constitute bona fide payment obligations. The Company has delivered to Buyer a complete and accurate aging list of all receivables of the Company dated as of July 31, 2009. As of the Closing, after giving effect to the payment of all amounts owed, including all Debt, to ORIX Venture Finance, LLC pursuant to the ORIX Debt Documents, no Person has any lien on any receivables of the Company.

2.19 Customers and Suppliers. Schedule 2.19 list the names of the five largest customers of and five most significant suppliers of the Business at the date of this Agreement, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the Company or its Subsidiaries with respect to which alternative sources of supply are not readily available on comparable terms and conditions. No such customer or supplier has cancelled or terminated or provided written notice that it intends to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries.

2.20 Environmental Compliance. (i) Neither the Company nor any of its Subsidiaries has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (including in all cases any Hazardous Substances contained in any product of the Company) in violation of any Law or in a manner that would reasonably be expected to result in liability to the Company or its Subsidiaries, (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of the Company or its

Subsidiaries, or to the knowledge of the Company any nearby or adjacent properties which has created or might reasonably be expected to create any liability under any Law or which would require reporting to or notification of any Governmental Entity, (iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of the Company, (iv) any Hazardous Substance handled or dealt with in any way in connection with the businesses of the Company, whether before or during the Company’s ownership, has been and is being handled or dealt with in all material respects in compliance with all applicable Laws, (v) neither the Company nor any of its Subsidiaries has exposed any employee or other individual to any Hazardous Substances so as to give rise to any material liability or corrective or remedial obligation under any Laws, and (vi) neither the Company nor any of its Subsidiaries has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of environmental Laws or the Hazardous Substances related activities of the Company or any other Person.

2.21 Minute Books. The minutes of the Company delivered to Buyer contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Stockholders and the Company Board (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company will be in the possession of the Company.

2.22 Export Control Laws. The Company and each of its Subsidiaries has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act of 1979 and implementing Export Administration Regulations. Without limiting the foregoing (i) the Company and each of its subsidiaries has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States, (ii) the Company and each of its subsidiaries is in compliance with the terms of all applicable export licenses or other approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its subsidiaries with respect to such export licenses or other approvals, (iv) there are no actions, conditions or circumstances pertaining to the Company’s or any of its subsidiaries export transactions that would reasonably be expected to give rise to any future claims, and (v) no consents or approvals for the transfer of export licenses to Buyer are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.23 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery legal requirements applicable to the Company or any of its Subsidiaries or, to the knowledge of the Company, in any jurisdictions other than the United States (in each case, as in effect at the time of such action) (collectively the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established sufficient internal controls and procedures to ensure compliance with the FCPA and has delivered to Parent true and complete copies of all of such documentation.

2.24 Encumbrances. Except as set forth on Schedule 2.24, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans, claims, charges, restrictions and Encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and

Encumbrances and liens that arise in the ordinary course of business consistent with past practices and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. To the Company’s knowledge, the foregoing property and assets collectively comprise all material property and assets necessary for the Company to conduct its business consistent with the manner such business was conducted during the periods covered by the financial statements.

2.25 Statement of Net Cash.

(a) The Company has delivered to Buyer on the date hereof the Statement of Projected Net Cash of the Company, dated and as of August 21, 2009 (the “Statement of Net Cash”), a true, correct and complete copy of which is attached as Exhibit H hereto and certified by the Company’s executive vice president and chief financial officer. The Statement of Net Cash sets forth (in US dollars and the local currency of each respective Subsidiary), as of August 21, 2009, (i) the amount of restricted cash of the Company and its Subsidiaries, (ii) the amount of cash of the Company and each of its Subsidiaries in each of the Company’s and each of its Subsidiary’s bank accounts worldwide, (iii) the aggregate amount of outstanding checks (by each bank account), of the Company and any of its Subsidiaries, (iv) the amount of cash of the Company and each of its Subsidiaries in each bank account of the Company and its Subsidiaries worldwide net of outstanding checks (such net amount referenced to as “GAAP Cash”), (v) the amount of expected payroll of the Company’s Subsidiary in the United Kingdom, (vi) the amount of United States employee travel and entertainment expenses to be paid by the Company or any of its Subsidiaries on August 21, 2009, and (vii) the appropriate foreign exchange rate applicable to the currency used by each Subsidiary of the Company.

(b) Schedule 2.25(b)(i) sets forth a true, correct and complete list of each check outstanding (by vendor and amount) issued by the Company and its Subsidiaries as of August 21, 2009. Schedule 2.25(b)(ii) sets forth a true, correct and complete list of the consolidated accounts payable of the Company and its Subsidiaries as of August 21, 2009.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants as follows:

3.1 Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any Related Agreements to which it is a party.

3.2 Authorization. The execution, delivery and performance of this Agreement and any Related Agreements to which Buyer is a party by Buyer has been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Related Agreements to which Buyer is a party constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors’ rights generally, and by rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Conflicts. The execution, delivery and performance of this Agreement and any Related Agreements to which Buyer is a party by Buyer will not violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (i) the charter documents or bylaws of Buyer, (ii) any Law or Order to which Buyer is subject, or (iii) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer.

3.4 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

3.5 Formation of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Merger Sub of this Agreement and all the agreements, documents and instruments specifically provided for hereunder or contemplated hereby to be executed and/or delivered by Merger Sub, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Merger Sub, and do not conflict with the Certificate of Incorporation or Bylaws of Merger Sub, and Merger Sub has all necessary power and authority with respect thereto. This Agreement and all the agreements, documents and instruments specifically provided for hereunder or contemplated hereby to be executed and/or delivered by Merger Sub constitute valid and binding obligations of Merger Sub enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors’ rights generally, and by rules of law governing specific performance, injunctive relief or other equitable remedies.

3.6 Merger Sub Stock Ownership. Buyer owns all of the issued and outstanding capital stock of Merger Sub.

ARTICLE IV

COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING

4.1 Access. The Company shall authorize and permit Buyer and its accountants, counsel and other representatives to have reasonable access during normal business hours, upon reasonable notice (subject to restrictions imposed by applicable Laws), to (i) all of the Company’s properties, books, records, operating instructions and procedures, Tax Returns, (ii) all other information with respect to the Business as Buyer may from time to time request, (iii) all of the Company’s employees and directors as identified by Buyer, and (iv) discuss the Company’s business with such other Persons, including, without limitation, its directors, officers, employees, accountants, suppliers, customers, and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business of the Company. The Company shall provide the relevant party with copies of such information pursuant to clauses (i) and (ii) upon request. No information or knowledge obtained in any investigation pursuant to this Section 4.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

4.2 Notification; Financial Statements.

(a) The Company shall promptly notify Buyer in writing of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.2 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 4.2 shall be deemed to amend or supplement any Schedules or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

(b) The Company shall furnish to Buyer (i) monthly unaudited balance sheets and quarterly unaudited statements of operations and cash flow and changes in stockholder’s equity for the Company and (ii) such other reports as Buyer may reasonably request relating to the Company. Each of the financial statements delivered pursuant to this Section 4.2(b) shall be prepared in accordance with GAAP, except that such financial statements may omit footnote disclosures required by GAAP to the extent the content thereof would not materially differ from those disclosures reported in the most recent audited period and year-end adjustments to the extent not material.

(c) The Company shall furnish to Buyer all Tax Returns filed with any Governmental Entity relating to the Company or any of its Subsidiaries.

4.3 Conduct of Business.

(a) Between the date of this Agreement and the Closing Date, the Company covenants and agrees that it shall not (and it shall cause its Subsidiaries not to) without the prior consent in writing of Buyer:

(i) conduct the Business in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement; or

(ii) except as required by their terms, amend, terminate, renew/fail to renew or renegotiate any Material Contract to which the Company is a party or by which it is bound, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract or take any action that would reasonably be expected to result in the discontinuance of its material customer relationships; or

(iii) terminate, amend or fail to renew any existing insurance coverage; or

(iv) terminate or fail to renew or preserve any material Permits; or

(v) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Company of more than $10,000 in any specific case or $25,000 in the aggregate; or

(vi) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director Person; or

(vii) incur any indebtedness, guarantee any indebtedness of any Person or guarantee any debt securities of any person or entity; or

(viii) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or Equity Securities of the Company; or

(ix) sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (A) for dispositions of property not greater than $10,000 in the aggregate, or (B) in the ordinary course of business consistent with past practices; or

(x) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its stockholders, or split, combine, dividend, distribute or reclassify any shares of its Equity Securities; or

(xi) change or amend its Charter Documents or any organizational documents of its Subsidiaries; or

(xii) make special or extraordinary payments to any Person in excess of $5,000 in the aggregate; or

(xiii) make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

(xiv) compromise, contest or otherwise settle any claims or commence or settle any Action, threat of any Action, or other investigation against the Company; or

(xv) make or change any Tax election, make any change in any method or period of accounting or in any accounting policy, practice or procedure, file any amended Tax Return, enter into any closing agreement or similar agreement or arrangement with respect to Taxes, settle or contest any Tax claim, take any action to surrender any right to claim a refund or credit of Taxes, or consent to any waiver or extension of the limitation period applicable to any claim for Taxes; or

(xvi) dispose of or permit to lapse any Technology or Intellectual Property Rights or any rights to its use; or

(xvii) make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or otherwise) of a severance payment or other Change of Control Payments, termination payment, bonus, special remuneration or other additional salary or compensation to any director, officer, or other current employee of the Company, except as set forth in Schedule 4.3(a)(xvii); or

(xviii) make any capital expenditures or commitments with respect thereto, except as set forth in Schedule 4.3(a)(xviii); or

(xix) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP; or

(xx) make any expenditures or enter into any commitment or transaction exceeding $10,000 individually or $25,000 in the aggregate or any commitment or transaction of the type described in Section 2.3(c)(i); or

(xxi) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable; or

(xxii) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company; or

(xxiii) adopt or amend any Company Employee Plan, enter into any employment Contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees; or

(xxiv) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or

(xxv) hire, promote, demote or terminate or otherwise change the employment status or titles of any Key Employee or other employees, or encourage any employees to resign from the Company; or

(xxvi) discuss, announce or otherwise disseminate information to the Company’s employees regarding (A) any severance plan or practice of the Company, whether or not the terms of such plan or practice would be triggered by the Closing, or (B) any compensation, benefits or severance plans, policies, or practices of the Buyer, including whether or not said plans, policies or practice shall be applicable to the Company’s employees after the Effective Time; or

(xxvii) send any written communications (including electronic communications) to the Company’s employees regarding this Agreement or the transactions contemplated hereby; or

(xxviii) make any communications to the Company’s employees that are inconsistent with this Agreement or the transactions contemplated hereby; or

(xxix) agree to or make any commitment to take any actions prohibited by this Section 4.3 or any other action that would (A) prevent the Company from performing, or cause the Company not to perform, their respective covenants or agreements hereunder, or (B) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

(b) During the period beginning on the date hereof and ending on the Closing Date, (i) the Company shall preserve intact the Business and preserve the goodwill of customers, suppliers and others having business relations with the Company, all with the goal of preserving unimpaired the goodwill and Business at the Closing and (ii) the Company and Buyer shall consult with each other concerning, and the Company shall cooperate to keep available to Buyer, the services of the officers and employees of the Company that Buyer may wish to have the Company retain. Nothing in this Section 4.3 shall obligate Buyer or the Company after the Closing to retain or offer employment to any officer or employee of the Company

4.4 Permits and Approvals. The Company and Buyer each agree to cooperate and use their commercially reasonable efforts to obtain, and shall as promptly as practicable prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits that may be necessary or which may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

4.5 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 6.1 hereof, the Company shall not (nor shall it permit any of their Subsidiaries or any of its or their respective Employees, officers, directors, stockholders, advisors, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Buyer and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement or effect any transaction, with respect to any offer or proposal to acquire all or any material part of the business, assets, Intellectual Property or technologies of the Company or its Subsidiaries, or any amount of the Company Capital Stock (whether or not already outstanding), whether by merger, purchase of assets, purchase of securities, tender offer, license or otherwise (a “Proposal”), (ii) disclose any confidential information to any Person concerning the business, Intellectual Property, technologies or properties of the Company or its Subsidiaries (other than in the ordinary course of business consistent with past practices in connection with sales of its products), or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any Proposal, or (iv) enter into any agreement with any Person with respect to a Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Buyer) that are the subject matter of clause (i), (ii), (iii) or (iv) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Proposal, or any request for disclosure or access as referenced in clause (ii) above, the Company shall immediately (x) suspend any discussions with such offeror or Person with regard to such offer, proposal, or request and (y) notify Buyer thereof, including information as to the material terms of the Proposal and the identity of the Person making such Proposal or request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.5 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.5 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Employee, officer, director, stockholder, agent, advisor, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

4.6 Tax Returns. The Company and each of its Subsidiaries shall timely file all Tax Returns required to be filed, and shall pay all Taxes (including payments of estimated tax sufficient to avoid penalties) required to be paid, prior to the Closing Date. Buyer shall have the opportunity to review all such Tax Returns before they are filed and to approve any positions taken therein which are inconsistent with either the past practices of the Company or applicable Law and that could materially affect the Tax liability of the Company or its Affiliates in any post-closing period.

4.7 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred by the Company or any of its Subsidiaries in connection with the Merger and the transactions contemplated hereby including, without limitation, all legal (including any fees of Wollmuth Maher & Deutsch LLP, as counsel to the Company), accounting (including any fees of BDO Seidman, LLP), financial advisory (including any fees of Goldman, Sachs & Co.), consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or Approvals as a result of the compliance with Sections 4.8) and any fees of the Stockholders that the Company has agreed to pay including without limitation all legal fees (including the legal fees of Ropes & Gray LLP, as counsel to Bain Capital Venture Fund 2001, L.P. and the legal fees of Pedley & Gordinier PLLC, as counsel to NeoCarta Ventures, L.P.) (collectively, “Third Party Expenses”), shall be the obligation of the Company and shall not be obligations of the Surviving Corporation. The Company shall provide Buyer with a statement of estimated Third Party Expenses at least one (1) Business Day prior to the Closing Date in form reasonably satisfactory to Buyer which statement shall be accompanied by invoices from the Company and its Subsidiaries’ legal, accounting, financial, consulting and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses as well as the fees and expenses of the Stockholders that the Company has agreed to pay (the “Statement of Expenses”). Buyer shall be entitled to recover the amount of any and all (i) Debt in excess of the Existing Debt Amount and (ii) Third Party Expenses in excess of the aggregate estimated Third Party Expenses as set forth on the Statement of Expenses (collectively, the amounts in clauses (i) and (ii), the “Excess Third Party Expenses”). The Excess Third Party Expenses shall be subject to the indemnification provisions of Article VII and shall not be limited by or count towards the Basket Amount. Except as set forth on Schedule 4.7, all fees and expenses incurred by a Stockholder in connection with the Merger and the transactions contemplated hereby including, without limitation, all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties shall be the obligation of such Stockholder.

4.8 Consents. The Company shall obtain all necessary consents, waivers and Approvals of any parties to any Contract required thereunder listed on Schedule 4.8 in connection with the Merger or for any such Contracts to remain in full force and effect, as agreed upon by Buyer and the Company, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and Approvals shall be in a form reasonably acceptable to Buyer. In the event that the other parties to any such Contract, conditions its grant of a consent, waiver or Approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or Approval and such amounts shall be deemed Third Party Expenses under Section 4.7.

4.9 Section 280G. The Company shall promptly submit to the Stockholders for approval (in a manner satisfactory to Buyer), by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Buyer), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Buyer evidence satisfactory to Buyer that (i) a vote of the Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Stockholder Approval”), or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Stockholder vote.

4.10 Debt. Prior to or at the Closing, (i) all Debt shall have been paid in full and finally discharged, (ii) all obligations of the Company and its Subsidiaries relating to such Debt shall have been terminated, and (iii) Buyer shall have been provided with evidence thereof that is acceptable to Buyer.

4.11 Stockholder Approval.

(a) As soon as practicable after the date hereof, the Company shall take all steps necessary to obtain the required Approvals from its Stockholders as required by the Company’s Charter Documents and the DGCL, either at a meeting of the Company’s Stockholders or pursuant to a written stockholder consent, all in accordance with the DGCL and the Charter Documents. In connection with such meeting of Stockholders or written stockholder consent, the Company shall submit the Soliciting Materials to the Stockholders which shall (i) include a solicitation of the approval of the holders of the Company Capital Stock of this Agreement and the transactions contemplated hereby, including the Merger (the “Sufficient Stockholder Vote”), (ii) specify that adoption of this Agreement shall constitute approval by the Stockholders of the appointment of a Stockholder Representative as provided in Section 7.5 hereof, (iii) include a summary of the Merger and this Agreement, and (iv) include all of the information required by the securities laws and the DGCL. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall also include the unanimous recommendation of the Company Board in favor of the Merger and this Agreement and the transactions contemplated hereby, and the conclusion of the Company Board that the terms and conditions of the Merger are fair and reasonable to the Stockholders. Anything to the contrary contained herein notwithstanding, the Soliciting Materials shall be subject to the review and approval of Buyer prior to distribution, such approval not to be unreasonably withheld or delayed.

(b) If the Company shall seek to obtain the Sufficient Stockholder Vote by way of a meeting of the Stockholders, the Company shall consult with Buyer regarding the date of such meeting to approve this Agreement and the Merger (the “Company Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Meeting without the written consent of Buyer. In the event the Company shall seek to obtain the Sufficient Stockholder Vote by written consent, immediately upon receipt of the Sufficient Stockholder Vote by written consent of its Stockholders, the Company shall deliver written notice, with a concurrent copy by facsimile to Buyer, of the approval of the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of the DGCL (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company.

4.12 Termination of 401(k) Plan. Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all the Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “Company 401(k) Plan”) (unless Buyer provides written notice to the Company that such Company 401(k) Plans shall not be terminated) with any costs associated with the winding down and distribution of assets after the Closing Date to be borne by the Buyer. Unless Buyer provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Buyer with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board or such Affiliate, as the case may be, the form and substance of which shall be subject to Buyer’s approval. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Buyer may reasonably require. In the event that termination of a Company 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer no later than fifteen (15) calendar days prior to the Closing Date.

4.13 Intentionally Omitted.

4.14 Termination of Company Warrants. Prior to the Closing Date, the Company shall terminate all Company Warrants and provide Buyer with true, correct and complete copies of written agreements terminating all such Company Warrants (the “Company Warrant Termination Agreements”).

4.15 Payment Certificate; Updated Schedule 2.2(a)) and 2.2(f).

(a) At least one (1) Business Day prior to the Effective Time, the Company shall deliver to Buyer, the Paying Agent and the Escrow Agent a certificate (each, a “Payment Certificate”) setting forth (i) the name and address of each Stockholder entitled to distribution of a portion of the Merger Consideration at such time, (ii) the name and address of each Stockholder not entitled to distribution of any portion of the Merger Consideration at such time, (iii) the amount of consideration (calculated consistent with the terms of this Agreement, including, without limitation, Section 1.4(a)) to which each such holder is then entitled, together with any supporting schedules and documentation (showing the number and type of shares held, any accrued dividends immediately prior to the Effective Time by each such holder, and any other information reasonably requested by the Paying Agent, Buyer or their respective designees, together with calculations of the amount then payable to such holder), and (iv) each Stockholder’s Pro Rata Portion. The Paying Agent, the Escrow Agent, Buyer or their respective designees may rely on the Payment Certificate for distributions and shall have no responsibility or liability with respect thereto other than the payment and delivery of the Merger Consideration in accordance with the Payment Certificate. Upon the Paying Agent, Buyer or their respective designees making each distribution required of Buyer under this Agreement to the Stockholders, Buyer shall have fulfilled its obligations with respect to such payment.

(b) At least one (1) Business Day prior to the Closing Date, the Company shall deliver an updated Schedule 2.2(a) and an updated Schedule 2.2(f) setting forth for each share of Preferred Stock outstanding, the aggregate accrued and unpaid dividends attributable to such share as of the Closing Date as provided in the Restated Certificate.

ARTICLE V

CONDITIONS OF CLOSING

5.1 General Conditions. The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all parties:

(a) No Orders. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

(b) Approvals. To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity shall have been received or obtained on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the party or parties entitled to the benefit thereof.

5.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a) Representations and Warranties and Covenants of the Company. The representations and warranties of the Company herein contained shall be true on the date made and as of the Closing Date with the same effect as though made at such time (except to the extent expressly made as of a specific date, in which case as of such date), the Company shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company shall have delivered to Buyer certificates of the Company in form and substance satisfactory to Buyer, dated the Closing Date and signed by its Chief Executive Officer to such effect.

(b) No Material Adverse Change. There shall not have been any material adverse change in or affecting the Business subsequent to the date hereof.

(c) Opinion of Counsel. Buyer shall receive at the Closing from (i) Wollmuth Maher & Deutsch LLP, counsel to the Company, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit D-1, and (ii) Kevin Dell, Executive Vice President, General Counsel and Secretary of the Company, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit D-2.

(d) Consents. The Company shall have obtained and provided to Buyer all required Approvals and Permits listed on Schedules 2.7 and 5.2(d) as well as the Sufficient Stockholder Vote, each in form and substance satisfactory to Buyer.

(e) Resignation of Officers and Directors. All officers and directors of the Company and each of its Subsidiaries shall have submitted their resignations in writing to the Company with a copy to Buyer. Such resignations of directors (in such capacity) shall be effective as of the Effective Time.

(f) Key Employees. Each Key Employee shall have entered into a Key Employee Offer Letter and Key Employee Agreement, which, respectively, shall be in full force and effect as of the Effective Time and immediately following the Effective Time.

(g) Dissenting Shares. Dissenting Shares and shares of the Company Capital Stock for which appraisal rights under the DGCL have not been irrevocably waived or have not expired in accordance with the DGCL shall not constitute more than 15% of the outstanding voting power of the shares of the Company Capital Stock outstanding on the Closing Date.

(h) Legal Proceedings. No Action shall have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which (i) prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement and/or (ii) seeks to prohibit or impose any limitations on Buyer’s ownership or operation of all or any portion of the Company’s business or assets.

(i) Debt. No Debt shall be outstanding after giving effect to the Closing. Buyer shall have received (i) at the Closing, satisfactory payoff letters for all Debt, including that arising under the Debt Documents, confirming that all such Debt and other amounts owing under the Debt Documents at the Closing have been fully paid and finally discharged as of the Closing and that upon such repayment, all Encumbrances on and security interests in any property of the Company and its subsidiaries constituting collateral or securing any obligations under the Debt Documents will be released and terminated, and (ii) prior to or concurrently with the Closing Date, confirmation that there shall be no outstanding Debt of the Company owing to any person as of the Closing Date after giving effect to such transactions.

(j) Due Diligence. Buyer shall not, in the course of its ongoing business investigation, have discovered information not previously disclosed by the Company, that Buyer reasonably believes has or is likely to have a materially adverse effect on the Company or that is materially inconsistent with information disclosed to Buyer prior to the date hereof.

(k) FIRPTA Certificate. The Company shall provide a statement, in a form reasonably acceptable to Buyer and in compliance with Treasury Regulation Sections 1.1445-2(c)(3)(i) and 1.897-2(h), from the Company certifying that the interests in the Company are not U.S. real property interests and evidence from the Company demonstrating that the Company has complied with the requirement to notify the IRS pursuant to Treasury Regulation Section 1.897-2(h)(2).

(l) Certificate of Secretary of Company. Buyer shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Company Board (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Company Board), and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.

(m) Restated Certificate; No Conversion or Redemption. The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware and no amendment, certificate of designation or other change shall have been adopted, approved, authorized or made to the Restated Certificate nor shall any agreement to effect the foregoing exist among the Stockholders. No holder of Preferred Stock shall have (i) converted any Preferred Stock into Common Stock or any other securities of the Company, (ii) requested any redemption of such holder’s Preferred Stock, or (iii) voted to not treat the transactions hereby as a Liquidation (as defined in the Restated Certificate).

5.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Company:

(a) Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true on the date made and as of the Closing Date with the same effect as though made at such time; Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to the Company certificates of Buyer in form and substance satisfactory to the Company, dated the Closing Date and signed by a Vice President of the Buyer, to such effect.

(b) Certificate of Secretary of Buyer. The Company shall have received a certificate, validly executed by the Secretary of Buyer, certifying as to (i) the terms and effectiveness of the certificate of incorporation and bylaws of Buyer and (ii) the valid adoption of resolutions of the board of directors of Buyer (whereby the Merger and the transactions contemplated hereunder were approved by the board of directors of Buyer).

(c) Certificate of Secretary of Merger Sub. The Company shall have received a certificate, validly executed by the Secretary of the Merger Sub, certifying as to (i) the terms and effectiveness of the certificate of incorporation and bylaws of Merger Sub, (ii) the valid adoption of resolutions of the board of directors of Merger Sub (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors of Merger Sub), and (iii) that the sole stockholder of Merger Sub has approved this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

TERMINATION OF OBLIGATIONS

6.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement (except to the extent provided in Section 6.2) and the transactions contemplated by this Agreement may be terminated by written notice by Buyer or the Company to the other parties hereto after August 24, 2009 (the “Termination Date”) unless such date is extended by mutual consent in writing by the parties hereto, and may otherwise be terminated at any time before the Closing as follows and in no other manner:

(a) By mutual written consent of Buyer, the Company and Merger Sub;

(b) By Buyer or the Company by written notice to the other party, if any conditions set forth in Section 5.1 shall not have been satisfied or waived on or before the Termination Date; provided, however, that notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal direct or indirect cause in the failure of a condition set forth in Article V to have been satisfied and such action or failure to act constitutes a material breach of this Agreement;

(c) By Buyer by written notice to the Company, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 5.1 or 5.2;

(d) By the Company by written notice to Buyer, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of the Company to consummate the transactions contemplated by this Agreement as set forth in Section 5.1 or 5.3;

(e) By Buyer or the Company by written notice to the other parties, if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein and such breach has not been cured within ten (10) calendar days after notice thereof to the party alleged to have committed such material breach; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) By Buyer, if the Company solicits, encourages, initiates or negotiates any other sale or combination of the Company or of the Business or any substantial part thereof.

(g) By Buyer, if the Company fails to deliver written consents evidencing the Sufficient Stockholder Vote by 5:00 PM (California Time) on August 21, 2009.

6.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 6.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another, provided, however, that the obligations of the parties contained in Section 8.10 shall survive any such termination.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

7.1 Survival of Representations and Warranties. The representations and warranties of the Company and any of its Subsidiaries contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, (other than the representations and warranties contained in Section 2.4) shall survive for a period of six (6) months following the Closing Date and the representations and warranties contained in Section 2.4 shall survive for a period of twelve (12) months following the Closing Date (the expiration of the periods applicable to a representation and warranty, the “Survival Date”), provided, however, that if, at any time prior to 11:59 pm (California time) on the Survival Date applicable to such representation and warranty, an Officer’s Certificate is delivered alleging Losses and a claim for recovery then the claim asserted in such notice shall survive the Survival Date until such claim is fully and finally resolved. The representations and warranties of Buyer and Merger Sub contained in this Agreement, or in any of the Related Agreements, certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. All of the covenants and other agreements of Buyer and Merger Sub shall terminate and expire at and as of the Effective Time; provided, however, that notwithstanding the foregoing, the covenants and other agreements of Buyer or the Surviving Corporation set forth in this Agreement, or in any certificate or other instrument required to be delivered under or pursuant to this Agreement or in connection with the transactions contemplated hereby, that contemplate performance following the Closing and the Effective Time shall survive the Closing and the Effective Time and shall remain in full force and effect following the Closing and the Effective Time in accordance with their respective terms.

7.2 Indemnification. From and after the Effective Time, the Senior Preferred Stockholders agree to indemnify and hold Buyer and its officers, directors, and affiliates, including the Surviving Corporation (the “Indemnified Parties”, and each an “Indemnified Party”), harmless against all Losses (whether or not arising out of a Third Party Claim) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of, with respect to or in connection with (i) any breach or inaccuracy of a representation or warranty (other than a representation or warranty contained in Sections 2.2, 2.3(e), 2.4, 2.7(a), 2.17 or 2.25) or in any certificate or other instruments delivered by or on behalf of the Company pursuant to such representations or warranties, or, in the case of a Third Party Claim any allegation that, if true, would constitute such a breach or inaccuracy of such representation or warranty, (ii) any breach or inaccuracy of any representation or warranty contained in Sections 2.2, 2.3(e), 2.7(a), 2.17 and 2.25 or in any certificate or other instruments delivered by or on behalf of the Company pursuant to such representation or warranty, or, in the case of a Third Party Claim any allegation that, if true, would constitute such a breach or inaccuracy of such representation or warranty, (iii) any (A) breach or inaccuracy of any representation or warranty contained in Section 2.4, or in any certificate or other instruments delivered by or on behalf of the Company pursuant to such representation or warranty, or, in the case of a Third Party Claim any allegation that, if true, would constitute such a breach or inaccuracy of such representation or warranty or (B) sales, use, transfer, value added, goods and services, gross receipts, and other similar Taxes of the Company or its operations attributable to any taxable period (or portion thereof) through and including the Closing Date (“Sales and Use Taxes”) or (C) Third Party Claim that includes any allegation that, if true, would result in any liability or Losses for Sales and Use Taxes, (iv) any failure by the Company or any of the Principal Stockholders to perform, fulfill or comply with any covenant applicable to it contained in this Agreement, (v) the amount of any Excess Third Party Expenses, (vi) any claim by (A) any current or former holder or alleged current or former holder of any equity interest or equity security of the Company or any of its Subsidiaries (including any predecessors), including the Company Capital Stock, Company Options or Company Warrants, relating to or arising out of the Merger, this Agreement, the transactions contemplated hereby, including the allocation of the Merger Consideration, or such Person’s status or alleged status as an equity holder or ownership of equity interests in the Company (or any predecessor) at any time on or prior to the Closing, whether for breach of fiduciary duty or otherwise, or (B) any Person to the effect that such Person is entitled to any equity interest or equity security or any payment in connection with the Merger, (vii) any Dissenting Share and/or Dissenting Share Payments and (viii) any fraud or intentional misrepresentation by the Company in connection with this Agreement or the transactions contemplated hereby, (disregarding for purposes of Sections 7.2(i), 7.2(ii) and 7.2(iii) any “material” (including materiality defined by reference to a specific dollar amount), “in all material respects,” “material adverse effect,” “knowledge” or similar qualification contained therein or with respect thereto for purposes of calculating Losses). Notwithstanding any provision of this Agreement, the Charter Documents, or in any agreement between the Company and any Stockholder to the contrary entered into prior to the Closing, in no event shall the Surviving Corporation, as the successor in interest to the Company by virtue of the Merger, or Buyer, be obligated to reimburse, contribute, indemnify or hold harmless any Stockholder in its capacity as a Stockholder for or in connection with any Losses under Article VII.

7.3 Indemnification Procedure.

(a) Claims for Indemnification. In order to seek indemnification under Sections 7.2(i) through 7.2(vii), Buyer shall deliver an Officer’s Certificate to the Stockholder Representative and the Escrow Agent at any time on or before the applicable Survival Date. Unless the Escrow Agent receives from the Stockholder Representative an Objection Notice pursuant to Section 7.3(c), the Escrow Agent shall promptly, and in no event later than the thirty-first (31st) day after its receipt of an Officer’s Certificate, deliver to the Indemnified Party from the Indemnification Escrow Fund an amount equal to the Loss set forth in such Officer’s Certificate up to the then-remaining balance of the Indemnification Escrow Fund. Any payment from the Indemnification Escrow Fund to the Indemnified Parties shall be made in cash and shall be deemed to have been made in accordance with such Senior Preferred Stockholder’s Pro Rata Portion as provided in the Payment Certificate. In order to seek indemnification under Section 7.2(viii), Buyer shall deliver an Officer’s Certificate, at any time, to (i) if the Indemnification Escrow Fund is still in existence, the Stockholder Representative, the Senior Preferred Stockholders and the Escrow Agent, or (ii) if the Indemnification Escrow Fund is no longer in existence, the Senior Preferred Stockholders.

(b) Basket Amount. An Indemnified Party may not recover any Losses under Section 7.2(i) unless and until one or more Officer’s Certificates identifying such Losses in excess of $200,000 in the aggregate (the “Basket Amount”) has or have been delivered to the Stockholder Representative as provided in Section 7.3(a) hereof in which case Buyer shall be entitled to recover all Losses so identified without regard to the Basket Amount from the first dollar of such Losses. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to any Losses under Sections 7.2(ii), 7.2(iii), 7.2(iv), 7.2(v), 7.2(vi), 7.2(vii) or 7.2(viii). Payments by any Indemnified Party of amounts for which such Indemnified Party is indemnified hereunder shall not be a condition precedent to recovery.

(c) Objections to Claims for Indemnification. No such payment shall be made under Section 7.3(a) if the Stockholder Representative shall, after reviewing the claims therein, object in a written statement to the claims made in the Officer’s Certificate which Objection Notice shall contain a description of the basis of such objection (an “Objection Notice”), and be received by Buyer and the Escrow Agent prior to the expiration of the thirtieth (30th) day after the Stockholder Representative’s and the Escrow Agent’s receipt of the Officer’s Certificate. Notwithstanding the foregoing, the Stockholder Representative and the Senior Preferred Stockholders hereby waive the right to object to any claims in respect of any (i) Agent Interpleader Expenses, or (ii) Agent Indemnification Expenses (each an “Agreed-Upon Loss”). If the

Stockholder Representative does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate and payment in respect of such Losses shall thereafter by made by the Escrow Agent from the Indemnification Escrow Fund to Buyer or the Indemnified Party up to the then-remaining balance in the Indemnification Escrow Fund in accordance with this Section 7.3.

(d) Resolution of Conflicts.

(i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.3(c) (other than Agreed-Upon Losses), the Stockholder Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent, and the amount of Losses so agreed shall be paid by the Escrow Agent from the Indemnification Escrow Fund to Buyer or the Indemnified Party, up to the then-remaining balance of the Indemnification Escrow Fund.

(ii) At any time following delivery of an Objection Notice by the Stockholder Representative to Buyer and the Escrow Agent or in the event of any dispute arising pursuant to Article VII, either Buyer, on the one hand, or the Stockholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable law.

(e) Third-Party Claims. In the event Buyer becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Buyer reasonably believes may result in a demand for indemnification pursuant to this Article VII, Buyer shall notify the Escrow Agent and the Stockholder Representative of such claim. If the Third Party Claim may result in a claim against the Indemnification Escrow Fund, the Stockholder Representative, on behalf of the Senior Preferred Stockholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the written consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter or whether such Losses could be indemnified pursuant to this Article VII. In the event that the Stockholder Representative has consented in writing to any such settlement, the Stockholders shall have no power or authority to object to the amount of any Third Party Claim by Buyer or whether the Losses subject to any such settlement could be indemnified pursuant this Article VII. Notwithstanding anything in this Agreement to the contrary, this Section 7.3(e) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss.

(f) Net of Insurance. The amount of Losses for which any Indemnified Party is entitled to indemnification under Section 7.2 shall be offset, on a dollar for dollar basis, against the net of any insurance-proceeds actually received by such Indemnified Party less any expenses incurred in connection with the receipt of such proceeds under any available insurance policies then in effect covering such Losses to which such Indemnified Party is a party; provided, however, that Buyer shall not be required to seek any insurance proceeds.

(g) Maximum Payments. The indemnification provided in this Article VII shall be the sole and exclusive remedy available to the Indemnified Parties for any Losses pursuant to Section 7.2 and such Losses shall be satisfied solely from the Indemnification Escrow Fund; provided, however, that notwithstanding anything to the contrary contained in this Agreement, at any time after the Closing Date (i) the Indemnified Parties shall not be precluded, restricted or otherwise limited from exercising their rights under this Agreement and applicable Law to such equitable remedies as may be available, including without limitation, specific performance and injunctions, (ii) until the earlier of April 15, 2011 and the date Buyer files its Annual Report on Form 10-K for the year ending November 30, 2010, pursuant to the Securities Exchange Act of 1934, in addition to any amounts that may have been received, or may be receivable, by the Indemnified Parties from the Indemnification Escrow Fund pursuant to a claim under Section 7.2(viii), the Indemnified Parties shall be entitled to recover any and all Losses from the Senior Preferred Stockholders in respect of any claim pursuant to Section 7.2(viii) up to the portion of the Merger Consideration actually received by such Senior Preferred Stockholder, and (iii) the Indemnified Parties shall not be precluded, restricted or otherwise limited in respect of bringing or participating in any claims or causes of action under applicable Law, or with respect to amounts recoverable, against any Person arising out of any fraud or intentional misrepresentation by such Person in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, nothing herein shall limit the liability of the Company for any breach of any covenant contained in this Agreement or any Related Agreement if the Merger does not close.

7.4 Escrow Arrangements.

(a) Escrow Fund. Promptly after the Effective Time, Buyer shall deposit with the Escrow Agent, in immediately available funds, the Escrow Amount out of the aggregate cash otherwise deliverable pursuant to Section 1.4. Such deposit of the Escrow Amount (plus any income or earnings received by the Escrow Agent from the investment thereof pursuant to Section 7.4(c)(ii)) shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. Out of the Escrow Amount (plus any income or earnings received by the Escrow Agent from the investment thereof pursuant to Section 7.4(c)(ii)) that constitutes the Escrow Fund, the (i) Indemnification Escrow Amount (plus any income or earnings received by the Escrow Agent from the investment thereof pursuant to Section 7.4(c)(ii)) shall be deposited into and shall constitute a separate sub-escrow-fund of the Escrow Fund to be governed by the terms set forth herein (the “Indemnification Escrow Fund”), and (ii) the Stockholder Representative Escrow Amount (plus any income or earnings received by the Escrow Agent from the investment thereof pursuant to Section 7.4(c)(ii)) shall be deposited into and shall constitute a separate sub-escrow-fund of the Escrow Fund to be governed by the terms set forth in Sections 7.4 and 7.5 hereof (the “Stockholder Representative Escrow Fund”). The Indemnification Escrow Fund shall be security for the indemnity obligations provided for in Section 7.2. The Indemnification Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. Interests in the Indemnification Escrow Fund and Stockholder Representative Escrow Fund shall be non-transferable. The Stockholder Representative Escrow Fund shall be used solely to satisfy Stockholder Representative Expense Claims that are accompanied by a certificate signed by the Stockholder Representative stating that the Stockholder Representative has Stockholder Representative Expenses Claims and including written invoices representing such Stockholder Representative Expenses Claims which is provided to the Escrow Agent by the Stockholder Representative.

(b) Escrow Periods; Distribution upon Termination of Escrow Periods.

(i) The Indemnification Escrow Fund shall be in existence immediately following the Effective Time and shall terminate as to an amount in cash equal to the Indemnification Escrow Amount less the Tax Escrow Amount (such difference, the “Initial Escrow Amount”) at 11:59 p.m. (California time), on the last day of the six-month period following the Closing Date (the “Initial Escrow

Period”); provided, however, that the Initial Escrow Period shall not terminate with respect to Losses specified by Buyer or as may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to the last day of the Initial Escrow Period with respect to facts and circumstances existing prior to the last day of the Initial Escrow Period (such amount, the “Initial Escrow Holdback Amount”). As soon as all such claims have been resolved in accordance with Section 7.3, the Escrow Agent shall deliver the remaining portion of the Initial Escrow Amount not required to satisfy such claims to the Senior Preferred Stockholders in accordance with the terms of this Agreement. Deliveries of amounts out of the Indemnification Escrow Fund to the Senior Preferred Stockholders pursuant to this Section 7.4(b)(i) shall be made to the Senior Preferred Stockholders based on each Senior Preferred Stockholder’s Pro Rata Portion.

(ii) The Indemnification Escrow Fund shall be in existence immediately following the Effective Time and shall terminate as to the Tax Escrow Amount at 11:59 p.m. (California time), on the last day of the 12-month period following the Closing Date (the “Tax Escrow Period”); provided, however, that the Tax Escrow Period shall not terminate with respect to Losses specified by Buyer with respect to Section 7.2(iii) or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate with respect to Section 7.2(iii) delivered to the Escrow Agent and the Stockholder Representative prior to the last day of the Tax Escrow Period with respect to facts and circumstances existing prior to the last day of the Tax Escrow Period. As soon as all such claims have been resolved in accordance with Section 7.3, the Escrow Agent shall deliver the remaining portion of the Indemnification Escrow Fund not required to satisfy such claims to the Senior Preferred Stockholders in accordance with their respective Pro Rata Portions. Deliveries of amounts out of the Indemnification Escrow Fund to the Senior Preferred Stockholders pursuant to this Section 7.4(b)(ii) shall be made to the Senior Preferred Stockholders based on each Senior Preferred Stockholder’s Pro Rata Portion.

(iii) The Escrow Agent shall deliver the remaining portion of the Stockholder Representative Escrow Fund after the later of the day following (A) the last day of the Tax Escrow Period, and (B) the date on which all outstanding claims have been resolved in accordance with Section 7.3. Deliveries of amounts out of the Stockholder Representative Escrow Fund by the Escrow Agent to the Senior Preferred Stockholders pursuant to this Section 7.4(b)(iii) shall be made to the Senior Preferred Stockholders based on each Senior Preferred Stockholder’s Pro Rata Portion.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund prior to its distribution in full and in accordance with the terms of this Article VII and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII.

(ii) The Escrow Fund shall be invested in the Escrow Agent’s Money Market Insured Savings Account as described in Annex 2 hereto and any interest paid on such cash shall be added to the Escrow Fund and shall be a part thereof. The Escrow Agent shall have no liability for any investment losses suffered absent gross negligence or willful misconduct.

(iii) The parties hereto agree that the Senior Preferred Stockholders shall be treated as the owners of the Escrow Fund for federal and state tax purposes while it is held by the Escrow Agent, and the Escrow Agent shall, for each calendar year (or portion thereof) for which the Escrow Fund is so held report the interest earned on the Escrow Amount on Internal Revenue Service Form 1099 and corresponding state income tax forms in accordance with applicable Law.

(iv) The parties here agree that, for tax reporting purposes, any distribution from the Escrow Fund to the Senior Preferred Stockholders shall be reportable on Internal Revenue Service Form 1099B for the tax year in which the distribution is made.

(v) Each of the parties hereto agrees to provide, and the Stockholder Representative agrees to cause the Senior Preferred Stockholders to provide, the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent upon the execution and delivery of this Agreement. The parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund. Each of the parties agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.

(d) Escrow Agent Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(v) The Buyer hereby agrees to be the responsible party for payment of the Escrow Agent’s fees and expenses hereunder.

(vi) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vii) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Buyer and fifty percent (50%) to be paid by the Senior Preferred Stockholders on the basis of each Senior Preferred Stockholders’ Pro Rata Portion of such Agent Interpleader Expenses; provided, however, that in the event any Senior Preferred Stockholder fails to timely pay his, her or its Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Buyer may at its option pay such Senior Preferred Stockholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from such Senior Preferred Stockholder’s Pro Rata Portion of the Indemnification Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(viii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Buyer and fifty percent (50%) to be paid by the Senior Preferred Stockholders on the basis of each Senior Preferred Stockholders’ Pro Rata Portion of such Agent Indemnification Expenses directly from the Indemnification Escrow Fund; provided, however, that in the event the Senior Preferred Stockholders’ portion of the Agent Indemnification Expenses cannot be satisfied from the Indemnification Escrow Fund, as the case may be, in full, the parties agree that Buyer shall pay the shortfall of the Senior Preferred Stockholders’ portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Senior Preferred Stockholder such Senior Preferred Stockholder’s Pro Rata Portion of such amount without regard to any caps or other limits herein.

(ix) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Buyer and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Buyer and the Stockholder Representative shall use their reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the resigning escrow agent shall be discharged from any further duties and liability under this Agreement.

(x) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(xi) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.

(xii) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(xiii) The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(xiv) The parties hereto acknowledge that, to the extent regulations of the U.S. Comptroller of the Currency, or other applicable regulatory entity, grant the parties the right to receive individual confirmations of security transactions at no additional cost, as they occur, the parties specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the parties hereto with periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent hereunder.

(xv) The Escrow Agent may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of telecopies, to have been sent by the proper party or parties, including the information provided in the Officer’s Certificates and Payment Certificates provided pursuant to Article VII and Section 4.15. In the absence of its gross negligence or willful misconduct, the Escrow Agent may rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Escrow Agent and conforming to the requirements of this Agreement.

(xvi) Each of the parties acknowledge receipt of the notice set forth on Exhibit F attached hereto and made part hereof and that information may be requested to verify their identities.

7.5 Stockholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Senior Preferred Stockholders shall be deemed to have agreed to appoint Bain Capital Venture 2001, L.P. as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Senior Preferred Stockholders (and upon any resignation of Bain Capital Venture 2001, L.P. as the Stockholder Representative, Neocarta Ventures, L.P. as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Senior Preferred Stockholders) to take any action pursuant to or in connection with Section 4.15 and Article VII, to give and receive notices and communications, to authorize payment to any Indemnified Party in satisfaction of claims by any Indemnified Party, to object to payments from the Indemnification Escrow Fund, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions with respect to such claims that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Senior Preferred Stockholders from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that the Stockholder Representative may not be removed unless the Senior Preferred Stockholders holding (on an as-exercised basis) a majority of the outstanding shares of the Senior Preferred Stock held by the Senior Preferred Stockholders (as of immediately prior to the Effective Time) agree to such removal and to the identity of the substituted agent. Bain Capital Venture 2001, L.P. may resign as the Stockholder Representative at any time upon written notice to Buyer, whereupon Neocarta Ventures, L.P. shall immediately become the Stockholder Representative through no further action on the part of the Senior Preferred Stockholders. Notwithstanding the foregoing, the Stockholder Representative may resign at any time on notice to Buyer, and a replacement Stockholder Representative shall be elected by a vote of a majority of the outstanding shares of Senior Preferred Stock (as of immediately prior to the Effective Time), subject to the consent of Buyer, which consent shall not be unreasonably withheld; provided, further, that Neocarta Ventures, L.P. or any successor Stockholder Representative, as applicable, shall not resign until and unless a successor Stockholder Representative shall have been appointed subject to the consent of Buyer, which consent shall not be unreasonably withheld. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Written notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders and Senior Preferred Stockholders.

(b) The Stockholder Representative shall not be liable to the Senior Preferred Stockholders for any act done or omitted hereunder as Stockholder Representative. The Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative to the extent such loss, liability or expense is not paid from the Stockholder Representative Escrow Fund. The Stockholder Representative may make claims for reimbursement from the Stockholder Representative Escrow Fund for any loss or liability paid by the Stockholder Representative to any third-party or any third party expense in each such case arising out of or in connection with the acceptance of administration of its duties hereunder (“Stockholder Representative Expense Claims”). Except as otherwise provided in Section 8.1, a decision, act, consent or instruction of the Stockholder Representative with respect to an indemnification claim, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Senior Preferred Stockholders and shall be final, binding and conclusive upon the Senior Preferred Stockholders; and Buyer and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders including the Senior Preferred Stockholders. Each of Buyer and the Escrow Agent is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative that is authorized pursuant this Section 7.5.

ARTICLE VIII

GENERAL

8.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties hereto; provided, however, that no amendment to this Agreement that would adversely affect any Senior Preferred Stockholder shall be effective without the written consent of each Senior Preferred Stockholder that is adversely affected thereby No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

8.2 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and, understandings of the parties in connection therewith, including, but not limited to, the confidentiality agreement dated October 16, 2008, between Buyer and the Company.

8.3 Best Efforts; Further Assurances. Each party shall use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as feasible. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

8.4 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflicts of laws provisions thereof).

8.5 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of the other parties hereto.

8.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.7 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

8.8 Publicity and Reports. The Company and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior written consent of both the Company and Buyer except to the extent that independent legal counsel to the Company or Buyer, as the case may be, shall deliver a written opinion to the other party that a particular action is required by applicable law. The Company shall obtain the prior written consent of Buyer to the form and content of any application or report made to any Governmental Entity.

8.9 Notices. Any notice, consent, waiver or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or (c) mailed, postage prepaid, receipt requested as follows:

If to Buyer, addressed to:

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

Attn: William R. Hughes, Executive Vice President, General Counsel and Secretary

Tel: (650) 846-1000

Fax: (650) 846-1005

With a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attn: Larry W. Sonsini

Tel: (650) 493-9300

Fax: (650) 493-6811

Wilson Sonsini Goodrich & Rosati, Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, New York 10019

Attn: Selim B. Day

Tel: (212) 999-5800

Fax: (212) 999-5899

If to the Company, addressed to:

DataSynapse, Inc.

632 Broadway

5th Floor

New York, NY 10012

Attn: Kevin Dell, Executive Vice President, General Counsel and Secretary

Tel: (646) 467-3021

E-Fax: (646) 417-5729

With a copy to:

Wollmuth Maher & Deutsch LLP

500 Fifth Avenue

New York, NY 10110

Attn: Rory M. Deutsch and Richard C. Leska

Tel: (212) 382-3300

Fax: (212) 382-0050

If to Stockholder Representative, addressed to:

Bain Capital Ventures

111 Huntington Avenue

Boston, MA 02199

Attn: Michael Krupka, Managing Director

Tel: (617) 516 2616

Fax: (617) 413 8233

With a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Attn: Joel F. Freedman

Tel: (617) 951-7309

Fax: (617) 235-0375

If to the Principal Stockholders, addressed to such Principal Stockholder as listed on Annex 1

If to the Escrow Agent, addressed to:

U.S. Bank National Association

Attn: Arthur Blakeslee

225 Asylum Street, 23rd Floor

Hartford, CT 06103

Tel: (860) 241-6859

Fax: (866) 350-2126

or to such other address or to such other person as either party shall have last designated by such written notice to the other party. Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.9 and an appropriate confirmation is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.

8.10 Expenses and Attorneys Fees. The Company and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

8.11 Stockholder Representative. Each Stockholder hereby appoints Bain Capital Venture 2001, L.P. as Stockholder Representative, the true and lawful agent and attorney-in-fact of each Stockholder in his or her name, place and stead, with full power and authority to act, including full power of substitution, in the name of, for and on behalf of each Stockholder relating to any matters arising in connection with, or related to the following actions and omissions (such actions and omissions referred to herein collectively as the “Transactions”):

(a) compromise and settlement of any indemnification claims; and any and all acts and omissions involving the Stockholders in any way related to or in furtherance Article VII of this Agreement, and the transactions contemplated hereby or thereby; and

(b) provision of instructions and notices for distributions and any other actions pursuant to the indemnification provisions hereof.

provided, however, that any payments to be made to the Senior Preferred Stockholders shall be made directly to the Senior Preferred Stockholders and not to the Stockholder Representative. The Stockholder Representative may make, exchange, acknowledge and deliver any and all agreements, certificates, receipts or other documents, and in general do all things and take all actions, which the Stockholder Representative, in his, her or its sole discretion may consider necessary or proper in connection with, or to carry out the purposes of, Article VII.

8.12 Specific Performance. The parties each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

8.13 Customer Identification Program. Each of the parties hereto, other than the Escrow Agent, acknowledge receipt of the notice set forth on Exhibit F attached hereto and made part hereof and that information may be requested to verify their identities.

ARTICLE IX

DEFINITIONS

9.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided,

(a) the terms defined in this Article IX have the meanings assigned to them in this Article IX and include the plural as well as the singular,

(b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles,

(c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d) all references in this Agreement to designated “Schedules” are to schedules to this agreement,

(e) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(f) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

“280G Stockholder Approval” has the meaning specified in Section 4.9

“401(k) Plan” has the meaning specified in Section 2.12(b).

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Agent Indemnification Expense” has the meaning specified in Section 7.4(d)(viii).

“Agent Interpleader Expense” has the meaning specified in Section 7.4(d)(vii).

“Agreed-Upon Loss” has the meaning specified in Section 7.3(c).

“Agreement” means this Agreement as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

“Annual Financial Statements” has the meaning specified in Section 2.3(a).

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Associate” of a Person means (i) a corporation or organization (other than the Company or a party to this Agreement) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and (iii) any relative or spouse of such person or any relative of such spouse.

“Audited Financial Statements” means the consolidated balance sheets for the Company and its Subsidiaries at December 31, 2006 and 2007 and the related statements of operations, changes in stockholder’s equity and changes in financial position or cash flow for the periods then ended.

“Basket Amount” has the meaning specified in Section 7.3(b).

“Bridge Bank Debt Documents” means that certain Loan and Security Agreement, dated as of April 10, 2008 (as amended and supplemented from time to time) by and between the Company and Bridge Bank, National Association and the documents related thereto.

“Business” means the business of the Company, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, anticipated revenues, prospects, liabilities, goodwill and personnel.

“Business Enterprise Value” means $27,700,000.

“Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Buyer” means TIBCO Software Inc., a Delaware corporation.

“Cancelled Shares” has the meaning specified in Section 1.4(a).

“Certificate” has the meaning specified in Section 1.4(a).

“Certificate of Merger” means a certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware pursuant to Section 1.2, substantially in the form of Exhibit E.

“Charter Documents” means the Bylaws of the Company and the Restated Certificate.

“Closing” has the meaning specified in Section 1.2.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company.

“Company” means DataSynapse, Inc., a Delaware corporation.

“Company Board” means the Company’s board of directors.

“Company Capital Stock” means (i) the Common Stock and (ii) the Preferred Stock.

“Company Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Meeting” has the meaning specified in Section 4.11(b).

“Company Option Plan” has the meaning specified in Section 2.2(b).

“Company Options” means the options and any other rights to purchase shares of Common Stock, excluding the Company Warrants.

“Company PII” has the meaning specified in Section 2.17(l).

“Company Products” means all products and services developed (including products and services for which development is substantially completed), manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries since its inception, or which the Company or any of its Subsidiaries intends to manufacture, make commercially available, market, distribute, sell, import for resale, or license out within twelve (12) months after the date hereof.

“Company Registered Intellectual Property” has the meaning specified in Section 2.17(b).

“Company Sites” has the meaning specified in Section 2.17(l).

“Company Warrant Termination Agreements” has the meaning specified in Section 4.14.

“Company Warrants” has the meaning specified in Section 1.4(b).

“Contaminants” has the meaning specified in Section 2.17(n).

“Contract” means any contract, mortgage, agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, statement of work, insurance policy, commitment, covenant, in each case, whether or not in writing.

“Debt” means, without duplication, (i) all obligations of the Company and its Subsidiaries for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Company and its Subsidiaries to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practices, (iv) all obligations of the Company and its Subsidiaries as lessee capitalized in accordance with GAAP, (v) all obligations of others secured by an Encumbrance on any asset of the Company or any of its Subsidiaries, whether or not such obligations are assumed by the Company or any of its Subsidiaries, (vi) all obligations of the Company and its Subsidiaries, contingent or otherwise, directly or indirectly guaranteeing any obligation of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (viii) all obligations of the Company and its Subsidiaries in respect of futures contracts, swaps, other financial Contracts and other similar obligations (determined on a net basis as if such Contract or obligation was being terminated early, on the date of such determination).

“Debt Documents” means the Bridge Bank Debt Documents and the ORIX Debt Documents.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Share Payments” has the meaning specified in Section 1.6(a).

“Dissenting Shares” has the meaning specified in Section 1.6(a).

“Effective Date” has the meaning specified in Section 1.2.

“Effective Time” has the meaning specified in Section 1.2.

“Employee” means any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

“Employee Agreement” means each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of the Company Options, or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee.

“Employee Proprietary Information Agreement” has the meaning specified in Section 2.17(h).

“Encumbrance” means any claim, charge, easement, encumbrance, lease, lien, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law other than a Permitted Encumbrance.

“Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” has the meaning specified in Section 2.12(c).

“Escrow Agent” has the meaning specified in the preamble hereto.

“Escrow Amount” means $4,275,000.

“Escrow Fund” has the meaning specified in Section 7.4(a).

“Excess Third Party Expenses” has the meaning specified in Section 4.7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusive Right” has the meaning specified in Section 2.17(g).

“Existing Debt Amount” means $13,307,125.00.

“FCPA” has the meaning specified in Section 2.23.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“GAAP Cash” has the meaning specified in Section 2.25(a).

“Governmental Entity” means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

“Indemnified Parties” has the meaning specified in Section 7.2.

“Indemnified Party” has the meaning specified in Section 7.2.

“Indemnification Escrow Amount” means $4,125,000.

“Indemnification Escrow Fund” has the meaning specified in Section 7.4(a).

“Initial Escrow Amount” has the meaning specified in Section 7.4(b)(i).

“Initial Escrow Holdback Amount” has the meaning specified in Section 7.4(b)(i).

“Initial Escrow Period” has the meaning specified in Section 7.4(b)(i).

“Intellectual Property Rights” means worldwide (i) patents and patent applications, (ii) copyrights, copyright registrations and applications for copyright registration, “moral” rights and mask work rights, (iii) trade secrets, (iv) trademarks, trade names and service marks, (v) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable), and (vi) analogous rights to those set forth above.

“IRS” means the Internal Revenue Service or any successor entity.

“Key Employee” means Peter Lee and James Bernardin.

“Key Employee Agreement” has the meaning specified in the recitals hereto.

“Key Employee Offer Letter” has the meaning specified in the recitals hereto.

“knowledge” or “known” shall mean, with respect to the Company, the knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, General Counsel and any executive vice president or senior vice president of the Company after due and diligent inquiry of those employees of the Company whom such persons reasonably believe would have actual knowledge of the matters represented.

“Law” means any foreign, domestic, federal, state or local constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Lease Agreement” has the meaning specified in Section 2.6.

“Leased Real Property” has the meaning specified in Section 2.6.

“Letter of Transmittal” has the meaning specified in Section 1.5.

“Loss” or “Losses” means any action, cost, damage (other than any consequential damages), disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

“Material Contract” means any Contract material to the business of the subject person and includes but is not limited to those contracts deemed material by Section 2.5.

“Merger” has the meaning specified in Section 1.1.

“Merger Consideration” means (i) the Business Enterprise Value less (ii) the sum of (A) the Existing Debt Amount, and (B) the amount of Third Party Expenses set forth on the Statement of Expenses and (C) the amount of any Debt outstanding in excess of the Existing Debt Amount immediately prior to the Effective Time.

“Merger Sub” has the meaning specified in the preamble hereto.

“Objection Notice” has the meaning specified in Section 7.3(c).

“Officer’s Certificate” shall mean a certificate signed by any officer of Buyer: (i) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the manner in which such amounts were calculated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

“Open Source Software” means any software that is distributed as free or “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any decree, injunction, judgment, decision, order, ruling, assessment or writ.

“ORIX Debt Documents” means that certain Amended and Restated Loan and Security Agreement, dated as of March 30, 2007 (as amended and supplemented from time to time) by and between the Company and ORIX Venture Finance LLC the documents related thereto.

“Paying Agent” shall have the meaning set forth in Section 1.5.

“Payment Certificate” shall have the meaning set forth in Section 4.15(a).

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Encumbrance” means (i) Encumbrances for Taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which the Company maintains adequate reserves on its books, provided that no notice of any such Encumbrance has been filed or recorded under the Code, and the regulations adopted by the United States Department of Treasury thereunder or similar provisions of state, local or foreign Tax Law; (ii) purchase money Encumbrances (A) on equipment acquired or held by the Company incurred for financing the acquisition of the equipment securing no more than One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding, or (B) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment; (iii) Encumbrances of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business consistent with past practices so long as such Encumbrances attach only to inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; and (iv) Encumbrances to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business consistent with past practices (other than Encumbrances imposed by ERISA).

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used to specifically identify a Person.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F1 Preferred Stock, the Series F2 Preferred Stock and the Series G Preferred Stock.

“Principal Stockholders” means the Persons listed on Annex 1 hereto.

“Proposal” has the meaning specified in Section 4.5.

“Pro Rata Portion” means with respect to each Senior Preferred Stockholder, an amount equal to the fraction obtained by dividing (x) the sum of (i) the amount of Merger Consideration payable to such Senior Preferred Stockholder pursuant to Section 1.4(a)(i) and (ii) any portion of the Merger Consideration that is not payable to such Senior Preferred Stockholder due to the operation of Sections 1.4(e) and 1.4(g), divided by (y) the aggregate amount of Merger Consideration payable to the Senior Preferred Stockholders pursuant to Section 1.4(a)(i).

“PTO” has the meaning specified in Section 2.17(b).

“Registered Intellectual Property” means patents, trademark registrations, copyright registrations and applications, registrations and similar filings for the foregoing or for any other Intellectual Property Rights.

“Related Agreements” means the Certificate of Merger, the Key Employee Agreements and the Key Employee Offer Letters between the Company and each Key Employee, and the Company Warrant Termination Agreements.

“Remaining Consideration Per Share” means the Merger Consideration, less the aggregate amounts to be paid to holders of Preferred Stock pursuant to Sections 1.4(a)(i), 1.4(a)(iii) and 1.4(a)(iv) divided by the total shares of Common Stock and Preferred Stock outstanding (as if the Preferred Stock had been converted to Common Stock on the date immediately prior to the date fixed for determination of stockholders entitled to receive such distribution).

“Restated Certificate” has the meaning specified in the recitals hereto.

“Sales and Use Taxes” has the meaning specified in Section 7.2.

“SEC” means the Securities and Exchange Commission or any successor entity.

“Section 280G Payments” has the meaning specified in Section 4.9.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Preferred Stock” means Series F-1 Preferred Stock, Series F-2 Preferred Stock and Series G Preferred Stock.

“Senior Preferred Stockholders” means the holders of Senior Preferred Stock, including, but not limited to, those Principal Stockholders holding shares of Senior Preferred Stock.

“Series A Consideration Per Share” means $0.4211, plus all accrued but unpaid dividends to which such share of Series A Preferred Stock is then entitled pursuant to the Charter Documents.

“Series A Preferred Stock” means the Series A Participating Convertible Preferred Stock of the Company.

“Series A Special Consideration Per Share” means the quotient obtained by dividing (i) $100,000 by (ii) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Series B Consideration Per Share” means $0.4211, plus all accrued but unpaid dividends to which such share of Series B Preferred Stock is then entitled pursuant to the Restated Certificate.

“Series B Preferred Stock” means the Series B Participating Convertible Preferred Stock of the Company.

“Series B Special Consideration Per Share” means the Series B Special Liquidation Amount (as defined in the Restated Certificate) divided by the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Series C Consideration Per Share” means $0.340, plus all accrued but unpaid dividends to which such share of Series C Preferred Stock is then entitled pursuant to the Restated Certificate.

“Series C Preferred Stock” means the Series C Participating Convertible Preferred Stock of the Company.

“Series C Special Consideration Per Share” means the Series C Special Liquidation Amount (as defined in the Restated Certificate) divided by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Series D Consideration Per Share” means $0.5452, plus all accrued but unpaid dividends to which such share of Series D Preferred Stock is then entitled pursuant to the Restated Certificate.

“Series D Preferred Stock” means the Series D Participating Convertible Preferred Stock of the Company.

“Series D Special Consideration Per Share” means the Series D Special Liquidation Amount (as defined in the Restated Certificate) divided by the number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time.

“Series E Consideration Per Share” means $0.942562, plus all accrued but unpaid dividends to which such share of Series D Preferred Stock is then entitled pursuant to the Restated Certificate.

“Series E Preferred Stock” means the Series E Participating Convertible Preferred Stock of the Company.

“Series E Special Consideration Per Share” means the Series E Special Liquidation Amount (as defined in the Restated Certificate) divided by the number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time.

“Series F1 Consideration Per Share” means (A) $0.183802 multiplied by 4.5, plus (B) all accrued but unpaid dividends to which such share of Series F1 Preferred Stock is then entitled pursuant to the Restated Certificate.

“Series F1 Preferred Stock” means the Series F1 Participating Convertible Preferred Stock of the Company.

“Series F2 Consideration Per Share” means (A) $0.064331, multiplied by 23.333333, plus (B) all accrued but unpaid dividends to which such share of Series F2 Preferred Stock is then entitled pursuant to the Restated Certificate.

“Series F2 Preferred Stock” means the Series F2 Participating Convertible Preferred Stock of the Company.

“Series G Consideration Per Share” means (i) $0.321654 multiplied by 3, plus (ii) all accrued but unpaid dividends to which such share of Series G Preferred Stock is then entitled pursuant to the Restated Certificate.

“Series G Preferred Stock” means the Series G Participating Convertible Preferred Stock of the Company.

“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $5,000 for a perpetual license for a single user or work station or $50,000 in the aggregate for all users and work stations.

“Soliciting Materials” has the meaning specified in Section 4.11(a).

“Standard Form Agreements” has the meaning specified in Section 2.17(d).

“Statement of Expenses” has the meaning specified in Section 4.7.

“Statement of Net Cash” has the meaning specified in Section 2.25(a).

“Stockholder Notice” has the meaning specified in Section 4.11(b).

“Stockholder Representative” means Bain Capital Venture Fund 2001, L.P.

“Stockholder Representative Escrow Amount” means $150,000.

“Stockholder Representative Escrow Fund” has the meaning specified in Section 7.4(a).

“Stockholder Representative Expense Claims” has the meaning specified in Section 7.5(b).

“Stockholders” has the meaning specified in the recitals hereto.

“Stockholders Agreement” means the Fifth Amended and Restated Stockholders Agreement dated October 14, 2008 by and among the Company and the parties listed therein.

“Subsidiary” means with respect to any Person, any Person of which equity securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

“Sufficient Stockholder Vote” has the meaning specified in Section 4.11(a).

“Survival Date” has the meaning specified in Section 7.1.

“Surviving Corporation” has the meaning specified in Section 1.1.

“Tax” means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, any interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

“Tax Escrow Amount” means (i) $600,000, or (ii) if there is less than $600,000 in the Escrow Fund, such lesser amount.

“Tax Escrow Period” has the meaning specified in Section 7.4(b)(ii).

“Tax Incentive” has the meaning specified in Section 2.4(k).

“Tax Return” means a declaration, estimate, statement, report, return or other document or information required to be filed or supplied with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

“Technology” means any or all of the following (i) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes, and (viii) devices, prototypes, designs and schematics.

“Termination Date” has the meaning specified in Section 6.1.

“Third Party Claim” has the meaning specified in Section 7.3(e)

“Third Party Expenses” has the meaning specified in Section 4.7.

“Transactions” has the meaning specified in Section 8.11.

“Transfer Taxes” has the meaning specified in Section 1.8.

“Unaudited Interim Financial Statements” means the unaudited balance sheets of the Company and its Subsidiaries as of June 30, 2009 (the “Unaudited Interim Balance Sheet”), and July 31, 2009 together with the related statement of operations and cash flows and changes in stockholders’ equity for the respective six and seven month periods then ended.

“Unaudited Interim June Financial Statements” means the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2009 together with the related statement of operations and cash flows and changes in stockholders’ equity for the period ended June 30, 2009.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

BUYER

TIBCO SOFTWARE INC.

By:	/s/ William R. Hughes

Printed Name:	William R. Hughes

Its:	EVP, General Counsel & Secretary

COMPANY

DATASYNAPSE, INC.

By:	/s/ Peter Lee

Printed Name:	Peter Lee

Its:	CEO

MERGER SUB

TOUCHDOWN ACQUISITION CORPORATION

By:	/s/ William R. Hughes

Printed Name:	William R. Hughes

Its:	EVP, General Counsel & Secretary

STOCKHOLDER REPRESENTATIVE
BAIN CAPITAL VENTURE FUND 2001, L.P., as Stockholder Representative

By:	Bain Capital Venture Partners, L.P., its general partner

By:	Bain Capital Investors, LLC, its general partner

By:	/s/ Michael Krupka

Printed Name:	Michael Krupka

Its:	Managing Director

ESCROW AGENT

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Crystal Deperry

Printed Name:	Crystal Deperry

Its:	Assistant Vice President

PRINCIPAL STOCKHOLDER:

NEOCARTA VENTURES, L.P.

By:	NeoCarta Associates, LLC, its General Partner

By:	/s/ Margaret Jackson

Printed Name:	Margaret Jackson

Its:	Managing Director

PRINCIPAL STOCKHOLDER:

NEOCARTA SCOUT FUND, L.L.C.

By:	NeoCarta Associates, LLC, its Manager

By:	/s/ Margaret Jackson

Printed Name:	Margaret Jackson

Its:	Managing Director

PRINCIPAL STOCKHOLDER:

BAIN CAPITAL VENTURE FUND 2001, L.P.

By:	Bain Capital Venture Partners, L.P., its general partner

By:	Bain Capital Investors, LLC, its general partner

By:	/s/ Michael Krupka

Printed Name:	Michael Krupka

Its:	Managing Director

PRINCIPAL STOCKHOLDERS:

BCIP ASSOCIATES II
BCIP TRUST ASSOCIATES II
BCIP ASSOCIATES II-B
BCIP TRUST ASSOCIATES II-B

By:	Bain Capital, LLC their Managing Partner

By:	/s/ Michael Krupka

Printed Name:	Michael Krupka

Its:	Managing Director

PRINCIPAL STOCKHOLDER:

INTEL CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Teresa L. Remillard

Printed Name:	Teresa L. Remillard

Its:	Secretary

PRINCIPAL STOCKHOLDER:

INTEL CAPITAL (CAYMAN) CORPORATION, a Cayman Islands corporation (f.k.a. Intel Capital Corporation)

By:	/s/ Teresa L. Remillard

Printed Name:	Teresa L. Remillard

Its:	Secretary

PRINCIPAL STOCKHOLDER:

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Peter J. Perrone

Printed Name:	Peter J. Perrone

Its:	Attorney in Fact

PRINCIPAL STOCKHOLDER:

GOLDMAN SACHS DIRECT INVESTMENT FUND 2000 L.P.

By:	/s/ Peter J. Perrone

Printed Name:	Peter J. Perrone

Its:	Managing Director

PRINCIPAL STOCKHOLDER:

PETER LEE

Signed:	/s/ Peter Lee

PRINCIPAL STOCKHOLDER:

JAMES P. BERNARDIN

Signed:	/s/ James P. Bernardin

PRINCIPAL STOCKHOLDER:

KEVIN J. DELL

Signed:	/s/ Kevin J. Dell

Annex 1

List of Principal Stockholders Party to this Agreement

NeoCarta Ventures, L.P.

NeoCarta Scout Fund, L.L.C.

Bain Capital Venture Fund 2001, L.P.

BCIP Associates II

BCIP Trust Associates II

BCIP Associates II-B

BCIP Trust Associates II-B

Intel Capital Corporation, a Delaware Corporation

Intel Capital (Cayman) Corporation, a Cayman Islands Corporation (F.K.A. Intel Capital Corporation)

The Goldman Sachs Group, Inc.

Goldman Sachs Direct Investment Fund 2000 L.P.

Peter Lee

James P. Bernardin

Kevin J. Dell

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